SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [  ]

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[   ]           Preliminary Proxy Statement
[   ]           Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
[X]           Definitive Proxy Statement
[   ]           Definitive Additional Materials
[   ]           Soliciting Material Pursuant to Sec. 240.14a-12

Insituform Technologies, Inc.
(Name of Registrant as Specified in its Charter)
_________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INSITUFORM TECHNOLOGIES, INC.
__________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 19, 2008
__________________________

TO THE OWNERS OF COMMON STOCK
OF INSITUFORM TECHNOLOGIES, INC.:

You are invited to attend Insituform Technologies, Inc.’s 2008 Annual Meeting of Stockholders.  The meeting will be held on Monday, May 19, 2008, at 8:00 a.m. local time at TPC Southwind, 3225 Club at Southwind, Memphis, Tennessee 38125.

The purposes of this year’s meeting are:

(1)	to elect seven directors,
(2)	to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2008, and
(3)	to transact any other business that may properly come before the meeting or any adjournment(s) of the meeting.

The Board of Directors set April 9, 2008 as the record date for the meeting.  This means that if you were an owner of our common stock at the close of business on that date, you are entitled to receive this notice of the meeting and vote at the meeting and any adjournment(s) of the meeting.

Whether or not you expect to attend the meeting, please vote by using the WHITE proxy card to vote by telephone or Internet, or by marking, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided..  If you have any questions or need assistance in voting your shares of our common stock, please call Innisfree M&A Incorporated, which is assisting us, toll-free at (888) 750-5834.

As always, your vote is very important and your Board of Directors urges you to re-elect your directors by voting the enclosed WHITE proxy card today.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2008:

The Proxy Statement and 2007 Annual Report are available at www.insituform.com under Investors/SEC.

* * * CAUTION * * *

You should know that a Cayman Island-based hedge fund, TRF Master Fund (Cayman) LP, together with its affiliates and its investment advisor, Water Asset Management LLC (collectively, “TRF”), has notified us that it intends to (i) nominate five nominees in opposition to your directors and (ii) propose an amendment to the Company’s Amended and Restated By-Laws to set the number of directors at six.

We strongly urge you to vote for the nominees proposed by the Board by using the enclosed WHITE proxy card and not to return any blue proxy card sent to you by TRF.  If you have previously returned a blue proxy card sent to you by TRF, you can revoke it by using the WHITE proxy card to vote by telephone or Internet, or by marking, signing, dating and returning our Company’s WHITE proxy card in the postage-paid envelope provided.  Only your last-dated proxy will count.

In the event that there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

            By Order of the Board of Directors,

            David F. Morris
            Secretary
Chesterfield, Missouri
April 21, 2008

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2008

Dear fellow stockholder,

You are cordially invited to attend the Insituform Technologies, Inc. 2008 Annual Meeting of Stockholders.  The meeting will be held on Monday, May 19, 2008, at 8:00 a.m., local time, at TPC Southwind, 3225 Club at Southwind, Memphis, Tennessee 38125.

As you may know, our U.S. manufacturing facility is located just a short distance from Memphis, in Batesville, Mississippi.  If you are able to attend the meeting in person, I would like to invite you to tour our Batesville facility following the close of the meeting.  In order for us to arrange transportation for you to the facility, please contact Jaime Kleekamp at (636) 530-8000.

      I encourage you to vote your shares as described in the enclosed Proxy Statement, and if your schedule permits, to attend the meeting.  I would appreciate your support of our nominated directors.  Your vote is very important.  Please cast your vote at your first opportunity.

On behalf of your Board of Directors, I thank you for your continued support of Insituform.

        Sincerely,

        Alfred L. Woods,
        Chairman of the Board and
        Interim Chief Executive Officer

Proxy Statement

The enclosed proxy is solicited on behalf of the Board of Directors of Insituform Technologies, Inc. (the “Company”) to be voted at our 2008 Annual Meeting of Stockholders, or at any adjournment(s) of the meeting.  This Proxy Statement, the WHITE proxy card and our 2007 Annual Report were first mailed on April 21, 2008.  The meeting will be held on Monday, May 19, 2008, at 8:00 a.m. local time at TPC Southwind, 3225 Club at Southwind, Memphis, Tennessee 38125, for the purposes listed in the accompanying notice.

We have received a notice from TRF Master Fund (Cayman) LP, together with its affiliates and its investment advisor, Water Asset Management LLC (collectively, “TRF”) regarding its nomination of five nominees to our Board of Directors and its proposal for amendment of our Amended and Restated By-Laws to set the number of directors at six at the Annual Meeting.  TRF’s nominations and proposal have NOT been endorsed by your Board of Directors.  We urge you NOT to sign any blue proxy card that you may receive from TRF.  Your Board of Directors urges you to vote “FOR” our nominees for director, Alfred L. Woods, J. Joseph Burgess, Stephen P. Cortinovis, Stephanie A. Cuskley, John P. Dubinsky, Juanita H. Hinshaw and Sheldon Weinig.

Our executive office is located at 17988 Edison Avenue, Chesterfield, Missouri 63005.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2008:

The Proxy Statement and 2007 Annual Report are available at www.insituform.com under Investors/SEC.

Table of Contents

QUESTIONS AND ANSWERS ABOUT THE		Other Benefits	28
MEETING AND VOTING . . . . . . . . . . . . . . . . . . . . . . . . . . .	2	COMPENSATION COMMITTEE REPORT . . . . . . . . . .	29
PROPOSAL 1: ELECTION OF DIRECTORS . . . . . . . . . . .	7
Reasons for the Board's Recommendation . . . . . . .		COMPENSATION IN LAST FISCAL YEAR . . . . . . . . .	30
to Vote for its Slate of Director Nominees . . . . . . . .	7	Summary Compensation Table . . . . . . . . . . . . . . . . . . .	30
Certain Information Concerning Director		Grants of Plan-Based Awards . . . . . . . . . . . . . . . . . .	31
Nominees . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . .	8	Narrative for Summary Compensation
CORPORATE GOVERNANCE . . . . . . . . . . . . . . . . . . . . . . .	10	Table and Grants of Plan-Based Awards
Independent Directors . . . . . . . . . . . . . . . . . . . . . . . .	10	Table . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	32
Non-Executive Chairman of the Board . . . . . . . . . .	10	Outstanding Equity Awards at Fiscal Year-
Board Meetings and Committees . . . . . . . . . . . . . . .	11	End . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	33
Corporate Governance Documents . . . . . . . . . . . . .	13	Nonqualified Deferred Compensation . . . . . . . . . . .	34
REPORT OF THE AUDIT COMMITTEE . . . . . . . . . . . . . .	14	Change of Control, Severance and
DIRECTOR COMPENSATION . . . . . . . . . . . . . . . . . . . . . . .	15	Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	34
Additional Information About Director		INFORMATION CONCERNING CERTAIN
Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	16	STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	37
Stock Ownership Policy with Respect to		RELATED-PARTY TRANSACTIONS	39
Non-Employee Directors . . . . . . . . . . . . . . . . . . . . . . .	16	SECTION 16(A) BENEFICIAL OWNERSHIP
EXECUTIVE COMPENSATION . . . . . . . . . . . .	17	REPORTING COMPLIANCE . . . . . . . . . . . . . . . . . . . . . . . . .	40
COMPENSATION DISCUSSION AND ANALYSIS . . . . . .	17	EQUITY COMPENSATION PLAN INFORMATION . . . . .	40
Overview of Executive Compensation		PROPOSAL 2: RATIFICATION OF THE
Program . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	17	APPOINTMENT OF INDEPENDENT AUDITORS . . . . . . .	41
Compensation Philosophy and Objectives . . . . . . . .	17	Independent Auditor's Fees . . . . . . . . . . . . . . . . . . . .	41
Executive Compensation Process . . . . . . . . . . . . . . . .	18	Ratification of the Appointment of
Benchmarking Target Executive		Independent Auditors . . . . . . . . . . . . . . . . . . . . . . . . .	42
Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	18	OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	42
Elements and Mix of Compensation . . . . . . . . . . . . . .	19	MANNER AND COST OF PROXY SOLICATION . . . . . . .	43
Other Compensation Matters . . . . . . . . . . . . . . . . . . .	26	HOUSEHOLDING OF MATERIALS . . . . . . . . . . . . . . . . . . .	43
Policy on Recoupment of Incentive		STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . .	43
Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	27	STOCKHOLDER COMMUNICATIONS WITH
Stock Ownership Policy with Respect to		DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	44
Named Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	27	APPENDIX A . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	A-1

Questions And Answers About The Meeting And Voting

Who may vote?

You may vote if you owned shares of our common stock at the close of business on April 9, 2008, the record date for our 2008 Annual Meeting of Stockholders.  You are entitled to one vote for each share you owned on that date for each director to be elected and on each other matter presented at the meeting.  As of April 9, 2008, we had 27,470,623 shares of common stock, $.01 par value, outstanding.  We have no class or series of voting stock outstanding other than our common stock.

A list of stockholders entitled to vote at the meeting will be available for examination at the Company’s executive office located at 17988 Edison Avenue, Chesterfield, Missouri 63005 for ten days before the Annual Meeting and at the Annual Meeting.

What am I voting on?

•	First, you are voting to elect seven directors. Each director, if elected, will serve a term of one year or until his or her successor has been elected and qualified.

Our Board of Directors recommends a vote “FOR” the election of each of our nominees for director.

•	Second, you are voting to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2008.

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2008.

•	In addition, you may vote on other business, if it properly comes before the meeting, or any adjournment(s) of the meeting.

How do I vote?

•	By Telephone or Internet: You can vote by telephone or Internet by following the instructions included on the enclosed WHITE proxy card.

•	By Written Proxy: You can vote by written proxy by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

•	In Person: If you are a record stockholder, you can vote in person at the meeting.

What is the difference between a record stockholder and a stockholder who holds shares in street name?

•	If your shares are registered in your name, you are a record stockholder.

•	If your shares are in the name of your broker or bank, your shares are held in street name.

How many votes are required to elect directors?

Directors are elected by a plurality vote.  Because the number of nominees timely nominated exceeds the number of directors to be elected at the 2008 Annual Meeting, only the seven nominees who receive the most votes will be elected.  A majority vote is not required.  Only votes cast “FOR” a nominee will be counted.  Unless indicated otherwise by your WHITE proxy card, if you vote using a WHITE proxy card, your shares will be voted “FOR” the seven nominees named in this Proxy Statement.  Instructions on the accompanying WHITE proxy card to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count against the nominees.

How many votes are required to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2008?

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ended December 31, 2008 requires the affirmative vote of a majority of the shares of our common stock entitled to vote on the proposal.

How many votes are required to pass any stockholder proposal?

In order to pass any stockholder proposal, an affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the 2008 Annual Meeting is required.

As indicated above, we have received a notice from TRF regarding its proposal to amend our Amended and Restated By-Laws to fix the size of the Board of Directors at six at the Annual Meeting.  Our Board does not support this proposal, as discussed in the section of this Proxy Statement entitled "Other Matters" beginning on page 42.

If you vote using a WHITE proxy card, your shares will be voted “AGAINST” this proposal.  For any stockholder proposal, an abstention will have the same effect as a vote “AGAINST” the proposal.

What if other matters are voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the enclosed WHITE proxy card will have the discretion to vote on those matters for you.  At the date we filed this Proxy Statement with the Securities and Exchange Commission, except for the TRF proposal, our Board of Directors did not know of any other matter to be raised at the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you hold your shares in more than one account, you will receive a WHITE proxy card for each account.  To ensure that all of your shares are voted, please vote by telephone or Internet for each account, or complete, sign, date and return a WHITE proxy card for each account in the postage-paid envelope provided.

As previously noted, TRF has provided notice that it intends to nominate at the Annual Meeting, and to solicit proxies for use at the Annual Meeting to vote in favor of, its own slate of five nominees for election as directors.  As a result, you may receive proxy cards from both TRF and the Company.  To ensure stockholders have the Company’s latest proxy information and materials to vote, the Board expects to conduct multiple mailings prior to the date of the Annual Meeting, each of which will include a WHITE proxy card regardless of whether or not you have previously voted.  Only the latest proxy card you vote will be counted.

THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY BLUE PROXY CARD SENT TO YOU BY TRF.  Even if you have previously signed a blue proxy card sent by TRF, you have every right to change your vote by using your WHITE proxy card to vote by telephone or Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.  Only the latest dated proxy card you vote will be counted.  We urge you to disregard any blue proxy card sent to you by TRF.

What should I do if I receive a proxy card from TRF?

TRF has provided notice that it intends to nominate at the Annual Meeting, and to solicit proxies for use at the Annual Meeting to vote in favor of, its own slate of five nominees for election as directors.  You may receive proxy solicitation materials from TRF, including an opposition proxy statement and blue proxy card.  THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY BLUE PROXY CARD SENT TO YOU BY TRF.  Even if you have previously signed a blue proxy card sent by TRF, you have every right to change your vote by following the instructions on the WHITE proxy card to vote by telephone or Internet, or by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided.  Only the latest dated proxy card you vote will be counted.  We urge you to disregard any blue proxy card sent to you by TRF.

Can I revoke my proxy?

Yes.  You can revoke your proxy by:

•	writing to the attention of our corporate Secretary at the address of our executive office prior to the date of the Annual Meeting,

•	delivering a later-dated proxy card prior to or at the Annual Meeting, or

•	voting in person at the Annual Meeting.

What is the record date and what does it mean?

The record date for the 2008 Annual Meeting of Stockholders is April 9, 2008.  The record date is set by our Board of Directors, as required by Delaware law.  Record stockholders at the close of business on the record date are entitled to:

•	receive notice of the meeting, and

•	vote at the meeting, or at any adjournment(s) of the meeting.

What if I do not specify my vote when I return my proxy?

You should specify your choice for each proposal on the enclosed WHITE proxy card.  If no specific instructions are given, WHITE proxies that are signed and returned will be voted “FOR” the election of the director nominees named in this Proxy Statement and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2008.

In addition, as discussed above, if you vote using a WHITE proxy card, your shares will be voted “AGAINST” the TRF proposal for amendment of our Amended and Restated By-Laws to set the size of the Board of Directors at six.  For any stockholder proposal, an abstention will have the same effect as a vote “AGAINST” the proposal.

How are broker non-votes and abstentions counted?

Broker “non-votes” will not be counted as present for the purpose of determining the presence of a quorum unless these shares are voted on another matter presented at the Annual Meeting.  A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee:

•	has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote, and

•	does not have discretionary voting power on the matter.

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instruction.  If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”).  Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matters.  Broker non-votes, if any, will not be counted as votes cast on any proposal.  Stockholder proposals are “non-discretionary” items.

If TRF solicits proxies to elect its director nominees to our Board at the Annual Meeting, then the election of directors will also be a “non-discretionary” item.  As a result, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted in the election of directors, your broker or other nominee will not be able to vote your shares in the election of directors, and your shares will not be voted for any of our nominees.  We urge you to provide instructions to your broker or nominee so that your votes may be counted on this important matter.  You should vote your shares by following the instructions provided on the enclosed WHITE proxy card and return the proxy card to your bank, broker or other nominee to ensure that your shares are voted on your behalf.

If none of TRF’s director nominees are nominated to the Board at the Annual Meeting, then the election of the directors will not be a “non-discretionary” item.

Abstentions will be counted as present for the purpose of determining the presence of a quorum for transacting business at the Annual Meeting and as votes cast on Proposal 2, ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2008, and for stockholder proposals properly brought before the Annual Meeting. Because these proposals require a majority of the votes cast for approval, an abstention will have the effect of a vote against the proposal.

How many votes must be present to conduct business at the 2008 Annual Meeting?

Our Amended and Restated By-Laws require that a quorum must be present to conduct business at the Annual Meeting.  To constitute a quorum, a majority of the outstanding shares of our common stock must be represented, in person or by proxy at the Annual Meeting.

Who should I call with questions?

If you have any questions about the Annual Meeting or if you need additional copies of this Proxy Statement or the enclosed WHITE proxy card, please contact the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED
STOCKHOLDERS CALL TOLL-FREE: (888) 750-5834
(BANKS AND BROKERS MAY CALL COLLECT: (212) 750-5833)

Proposal 1:  Election Of Directors

At our 2008 Annual Meeting, stockholders will elect seven directors, each to serve a term of one year or until a successor is elected and qualified.  Our Board of Directors is not divided into classes of directors, meaning all of our directors are voted on every year at our annual meeting.  Our Board of Directors currently consists of seven directors.  Unless otherwise instructed in the proxy, each of the persons named on the accompanying WHITE proxy card intends to vote the shares represented thereby in favor of the seven nominees listed under “Certain Information Concerning Director Nominees” below.  In no event may the persons named on the accompanying WHITE proxy card vote the shares for greater than seven nominees.

We recently announced the appointment of J. Joseph Burgess as our new President and Chief Executive Officer, effective as of April 14, 2008.  Mr. Burgess was also appointed as a member of our Board of Directors and the Strategic Planning Committee of our Board, effective as of such date, filling the vacancy created upon the death of Alfred T. McNeill.

Each director nominee named below is presently serving as a director of our Company.  All nominees have consented to being named in this Proxy Statement and to serve if elected.  If, however, any nominee should become unable or unwilling to serve, the persons named on the accompanying WHITE proxy card will vote the shares represented by the proxy for another person duly nominated by our Board, based on the recommendation of our Corporate Governance & Nominating Committee, to act in the nominee’s place, or, if no other person is so nominated, to vote the shares only for the remaining nominees.

Reasons for the Board’s Recommendation to Vote for its Slate of Director Nominees

Our Board strongly believes that the election of the nominees proposed by TRF in place of our Board’s nominees for director is not in the best interests of our Company and all of our stockholders.  Our continuing directors of the Board have significant and varied experience in the industries in which we operate, as well as intimate knowledge of our Company through their years of dedicated service on the Board.  J. Joseph Burgess, our new President and Chief Executive Officer, has over 20 years of experience in the water, energy and petrochemical industries.  We are committed to, and have been working diligently to execute, our business and strategic plan to maximize the value of our Company for all stockholders.

The centerpiece of TRF’s campaign is the election of its five nominees to serve on our Board of Directors.  Yet, TRF offers few concrete details of its plans for our Company, other than the suggestion that, if elected, TRF's nominees will support an independent turnaround strategy should a strategic review of available alternatives demonstrate that this is the best way to maximize value for stockholders, and only at that point would the TRF nominees begin a search for and hire a new Chief Executive Officer.  TRF's plan would have left our Company without the leadership of a permanent Chief Executive Officer until after a new TRF board had completed its exploration of our Company's strategic alternatives and concluded that our Company should remain independent.  TRF has not offered to purchase a controlling interest in our Company nor offered to pay our stockholders any control premium for the privilege of having the TRF nominees control our Board.

Our Board and management have already completed a review of our Company’s strategic options, drawing upon input received from outside advisors, including Merrill Lynch & Co., our independent financial advisor.  Merrill Lynch reviewed our current business plan and a number of alternative scenarios, and evaluated a variety of potential financial and strategic alternatives, and made a detailed presentation to our Board.  We also have spoken with many of our stockholders about our Company’s business plan, including the hiring of a Chief Executive Officer, and the opportunities available to our Company.  As a result of this process, Our Board unanimously concluded that execution of the Company’s business plan and hiring a new Chief Executive Officer are the best ways to enhance stockholder value.

For these reasons, among others, our Board believes that the re-election of our current directors, including our new President and Chief Executive Officer, will further the best interests of all of our stockholders, as opposed to the election of the nominees proposed by TRF.

For the foregoing reasons, our Board urges you to vote for its nominees for re-election to our Board by marking, signing, dating and returning the enclosed WHITE proxy card only and not to sign or return any blue proxy card provided by TRF.

Certain Information Concerning Director Nominees

Certain information concerning the nominees for election as directors is set forth below.  This information was furnished to us by the nominees.  No family relationship exists between any of our directors or executive officers.

J. JOSEPH BURGESS	Director since 2008 Age 49

Our President and Chief Executive Officer since April 14, 2008; President and Chief Executive Officer of Veolia Water North America (a leading provider of water and wastewater services to municipal, federal and industrial customers) from 2005 until joining our Company in 2008; Chief Operating Officer of Veolia Water North America from 2003 to 2005 and as its Vice President and General Manager for the Northeast business center from 2002 to 2003; Executive Vice President for Water Systems Operations for Ogden Projects (later renamed Covanta Water; a subsidiary of Ogden Corporation that specialized in waste-to-energy projects for municipalities) prior thereto.

Member of our Strategic Planning Committee.

STEPHEN P. CORTINOVIS	Director since 1997 Age 58

Co-owner of Lasco Foods, Inc. (a food services industry manufacturer and distributor) since 2005; Partner of Bridley Capital Partners (a private equity firm) from 2001 until 2007; President - Europe of Emerson Electric Co. from 1977 until 2001; Director: Plexus Corp. and Lasco Foods, Inc.

Member of our Corporate Governance & Nominating Committee and Strategic Planning Committee.

STEPHANIE A. CUSKLEY	Director since 2005 Age 47

Managing Director and Group Head – Mid Cap Investment Banking Coverage of JPMorgan Securities from 2003 until 2005; Managing Director and Project Manager – LeadershipMorganChase of JPMorgan Chase from 2001 until 2003; Director:  Avantair, Inc.

Chair of our Audit Committee and member of our Compensation Committee.

JOHN P. DUBINSKY	Director since 2002 Age 64

President and Chief Executive Officer of Westmoreland Associates, LLC (a financial consulting company) since before 2001; President and Chief Executive Officer of CORTEX (a public purpose non-profit established to buy property for the development of a biotechnology corridor in the St. Louis, Missouri area) since 2003; Vice Chairman: BJC HealthCare; Director: Stifel Financial Corp.; Trustee: Barnes-Jewish Hospital.

Chair of our Strategic Planning Committee and member of our Compensation Committee.

JUANITA H. HINSHAW	Director since 2000 Age 63

President and Chief Executive Officer of H & H Advisers (a financial advisory company) since 2005; Senior Vice President and Chief Financial Officer of Graybar Electric Company, Inc. (electrical and communications distributor) from before 2001 until 2005; Director:  Synergetics USA, Inc. and The Williams Company, Inc.

Chair of our Compensation Committee and member of our Audit Committee.

SHELDON WEINIG	Director since 1992 Age 80

Adjunct Professor at Columbia University and at State University of New York, Stony Brook from before 2001; Director: Sion Power Corporation and Math for America.

Chair of our Corporate Governance & Nominating Committee and member of our Audit Committee

ALFRED L. WOODS	Director since 1997 Age 64

Chairman of the Board since 2003; Our Interim Chief Executive Officer from August 13, 2007 through April 14, 2008; President of Woods Group, LLC (a management consulting company) since before 2001; Chairman and Chief Executive Officer of R&S/Strauss, Inc., a specialty retail chain, from before 2000 until 2001; Director:  Clutchmobile, Inc.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF THE SEVEN NOMINEES NAMED HEREIN AS DIRECTORS.

Corporate Governance

Independent Directors

Based on the findings of our Board’s Corporate Governance & Nominating Committee, our Board has determined that the following directors are “independent directors” as defined by the rules applicable to companies listed on The Nasdaq Global Select Market:

Stephen P. Cortinovis                                              Juanita H. Hinshaw
Stephanie A. Cuskley                                              Sheldon Weinig
John P. Dubinsky                                              Alfred L. Woods

From August 13, 2007 through April 14, 2008, Alfred L. Woods, our Chairman of the Board, served as our Interim Chief Executive Officer.  Accordingly, under Nasdaq rules, Mr. Woods was not considered an independent director during the period of his service as Interim Chief Executive Officer.  Mr. Woods’ service as our Interim Chief Executive Officer concluded upon the appointment of J. Joseph Burgess as our President and Chief Executive Officer on April 14, 2008.  In accordance with the Nasdaq rules, our Board, based on the recommendation of our Corporate Governance & Nominating Committee, has determined that Mr. Woods is again an independent director.

Except for Mr. Woods’ service as our Interim Chief Executive Officer, none of our independent directors, other than Mr. Dubinsky, have had any personal, financial or business relationships with us either currently or during the three-year period ended December 31, 2007.  Mr. Dubinsky is the President and Chief Executive Officer of CORTEX, a public purpose non-profit corporation that was organized to purchase real property in the St. Louis, Missouri area with the goal of establishing a biotechnology corridor.  Mr. Dubsinky’s position with CORTEX is an unpaid position.  During 2006, CORTEX purchased a parcel of real property from one of our subsidiaries for $2.35 million in cash.  Mr. Dubinsky did not participate in the negotiation or the consideration of the transaction for either CORTEX or us.  Our Board considered the size of the transaction, the arm’s length nature of the negotiations (including an independent appraisal we received on the value of the property), and the fact that Mr. Dubinsky has no personal financial or ownership interest in CORTEX in determining that the transaction did not negatively impact Mr. Dubinsky’s independence.

Non-Executive Chairman of the Board

Our Chairman of the Board position is historically a non-executive position.  As discussed above, however, Mr. Woods served as our Interim Chief Executive Officer from August 13, 2007 until April 14, 2008 when Mr. Burgess was appointed as our new President and Chief Executive Officer.  Alfred L. Woods has served as our Chairman since July 2003.

Our Chairman is responsible for the smooth functioning of our Board, enhancing its effectiveness.  The Chairman guides the processes of our Board, setting the agenda for, and presiding at, Board meetings.  Our Chairman also presides at stockholder meetings, and ensures that directors receive appropriate information from our Company to fulfill their responsibilities.

Our Chairman is an ex officio member of each standing Board committee, providing guidance and, like all directors, taking an active role in evaluating our executive officers.

Our Chairman acts as a regular liaison between our Board and our executive management, consulting regularly with our executives over business matters and providing our executives with immediate consultation and advice on material business decisions which require prompt reflection or policy interpretation.

The Chairman has no operating or independent oversight authority or responsibility.  All oversight authority and responsibility remains with our full Board or its designated committees, and all executive authority and responsibility remains with our executive management.

Board Meetings and Committees

Board of Directors.  During 2007, our Board of Directors held nine meetings and acted once by unanimous written consent.  No director attended fewer than 75% of the aggregate number of Board meetings and Board Committee meetings on which the director served during 2007.  Our Board has four standing Committees, an Audit Committee, a Compensation Committee, a Corporate Governance & Nominating Committee and a Strategic Planning Committee.  The Board may also, from time to time, establish such other Committees as it may deem necessary.

Audit Committee.  The members of our Board’s Audit Committee are Stephanie A. Cuskley (Chair), Juanita H. Hinshaw and Sheldon Weinig.  Mmes. Cuskley and Hinshaw and Mr. Weinig are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.

The primary functions of the Audit Committee are to oversee (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) our independent auditors’ qualifications and independence and (d) the performance of our internal audit function and independent auditors.  The Audit Committee also prepares the Report of the Audit Committee included in our Proxy Statement.  The Audit Committee’s activities are intended to involve guidance and oversight and not to diminish the primary responsibility of management for our financial statements and internal controls.  The Audit Committee’s responsibilities include:

•	the appointment, compensation, retention and termination of our independent auditors and of our internal auditors;
•	oversight of the work of independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us;
•	oversight of our internal auditors’ work;
•	review of the scope and results of our internal controls;
•	approval of the professional services provided by our independent auditors; and
•	review of the independence of our independent auditors.

Audit Committee Financial Expert.  Based on the findings of the Audit Committee, our Board has determined that the Audit Committee has two “audit committee financial experts,” as defined in the rules promulgated by the Securities and Exchange Commission and as required of Nasdaq-listed companies. They are Mmes. Cuskley and Hinshaw.

During 2007, the Audit Committee held seven meetings.  Our Board has adopted a written charter for the Audit Committee.

Compensation Committee.  The members of our Board’s Compensation Committee are Juanita H. Hinshaw (Chair), Stephanie A. Cuskley and John P. Dubinsky.  Mmes. Hinshaw and Cuskley and Mr. Dubinsky are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.

The Compensation Committee (a) determines the compensation level of our Chief Executive Officer and other executive officers, as well as certain other highly-compensated key employees, (b) reviews management’s Compensation Discussion and Analysis relating to our Company’s executive compensation programs and approves the inclusion of the same in our Proxy Statement and/or Annual Report on Form 10-K, (c) issues a report confirming the Compensation Committee’s review and approval of the Compensation Discussion and Analysis for inclusion in our Proxy Statement and/or Annual Report on Form 10-K, and (d) administers, and makes recommendations with respect to, our incentive compensation plans and stock-based plans.

During 2007, the Compensation Committee held six meetings and acted twice by unanimous written consent.  Our Board has adopted a written charter for the Compensation Committee.

Compensation Committee Interlocks and Insider Participation.  There were no compensation committee interlocks or insider participation on the part of the members of our Compensation Committee during 2007. The members of the Compensation Committee are set forth above under “Compensation Committee.”

Corporate Governance & Nominating Committee.  The members of our Board’s Corporate Governance & Nominating Committee are Sheldon Weinig (Chair) and Stephen P. Cortinovis.  Alfred T. McNeill served as a member of our Corporate Governance & Nominating Committee until his death in March 2008.  Messrs. Weinig and Cortinovis are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.

The Corporate Governance & Nominating Committee advises the Board on corporate governance principles, including developing and recommending to our Board a set of corporate governance guidelines, and identifies qualified individuals to recommend as potential Board members to our stockholders.

Stockholders also may make nominations for directors.  Stockholders wishing to propose nominees for consideration at our 2009 Annual Meeting of Stockholders must comply with the provisions of our Amended and Restated By-Laws dealing with nominations.  For a discussion of the nominating procedures, see “Stockholder Proposals” in this Proxy Statement.  All director candidates, including those recommended by stockholders, are evaluated on the same basis.  In its evaluation of director candidates, the Corporate Governance & Nominating Committee considers a variety of characteristics including, but not limited to: certain core competencies, including knowledge of accounting and finance, sound business judgment, knowledge of management trends, crisis response ability, industry knowledge and strategy and vision; experience, specifically in the industries in which we operate; independence; level of commitment; Board and Company needs; and considerations and personal characteristics.  The Corporate Governance & Nominating Committee may engage a third party to assist it in identifying potential director nominees.

The Corporate Governance & Nominating Committee held five meetings and acted once by unanimous written consent in 2007.  Our Board has adopted a written charter for the Corporate Governance & Nominating Committee.

Strategic Planning Committee.  The members of our Board’s Strategic Planning Committee are John P. Dubinsky (Chair), Stephen P. Cortinovis and J. Joseph Burgess.  Alfred T. McNeill served as a member of our Strategic Planning Committee until his death in March 2008, and Thomas S. Rooney, Jr., our former Chief Executive Officer, served as a member of the Committee until his resignation in August 2007.  Mr. Burgess, our new President and Chief Executive Officer, was appointed to serve on the Strategic Planning Committee, effective as of April 14, 2008.  Messrs. Dubinsky and Cortinovis are independent directors as defined by the rules applicable to companies listed on The Nasdaq Global Select Market.  The role of this Committee is to review and to make recommendations to the Board regarding our strategy and strategic planning process.

The Strategic Planning Committee held five meetings during 2007.  Our Board has adopted a written charter for the Strategic Planning Committee.

Corporate Governance Documents

Corporate Governance Guidelines.  Based on the recommendation of the Corporate Governance & Nominating Committee, our Board has adopted a set of corporate governance guidelines.  These corporate governance guidelines, which are subject to annual review by the Corporate Governance & Nominating Committee, provide a framework within which our Board and executive officers fulfill their respective responsibilities and reflect our Board’s commitment to monitor the effectiveness of decision-making both at the Board and senior executive management level.

Board Committee Charters.  As described above, the Board has adopted a charter for each of its standing Committees, the Audit, Compensation, Corporate Governance & Nominating and Strategic Planning Committees.

Code of Ethics for our CEO, CFO and Senior Financial Employees.  Our Audit Committee has adopted a written code of ethics that applies to our Chief Executive Officer, our Chief Financial Officer and senior financial employees.  The purposes of the code of ethics, among other things, are to deter wrongdoing, to promote ethical conduct and to ensure that information that we provide in our public reports, including those filed with the Securities and Exchange Commission, is full, fair, accurate, timely and understandable.

Code of Conduct.  In addition, based on the recommendation of the Corporate Governance & Nominating Committee, our Board has adopted a code of conduct that applies to all of our employees, including our officers, and our directors.

Availability of Corporate Governance Documents.  Each of our corporate governance guidelines, Board committee charters, code of ethics and code of conduct are available, free of charge, on our website, www.insituform.com, under “Investors – Corporate Governance.”  We also will provide these documents, free of charge, to any stockholder who requests them by writing to the following address:

        Investor Relations
        c/o Insituform Technologies, Inc.
        17988 Edison Avenue
        Chesterfield, Missouri 63005

If we amend our code of ethics or grant a waiver of our code of ethics to any of our officers or directors, we will disclose the amendment or waiver on our website.

Report of the Audit Committee

The Board’s Audit Committee operates under a written charter, which was adopted by our Board of Directors.  A copy of this charter is available, free of charge, on our website, www.insituform.com.  The Audit Committee consists of three independent directors: Stephanie A. Cuskley (Chair), Juanita H. Hinshaw and Sheldon Weinig.

The Audit Committee reviewed and discussed our audited consolidated financial statements for 2007 with our management.  In addition, the Audit Committee discussed with our independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which include the following:

·	PricewaterhouseCoopers LLP’s responsibility under generally accepted auditing standards;
·	significant accounting policies;
·	management judgments and accounting estimates;
·	audit adjustments that individually or in the aggregate could have a significant effect on our financial reporting process;
·	PricewaterhouseCoopers LLP’s judgments about the quality of our accounting principles;
·	other information in documents containing audited financial statements;
·	disagreements with our management, including the application of accounting principles, scope of audit, disclosures and the wording of PricewaterhouseCoopers LLP’s report;
·	consultation with other accountants by management;
·	major issues discussed with our management prior to retention of PricewaterhouseCoopers LLP; and
·	difficulties encountered in performing the audit.

The Audit Committee received and discussed with PricewaterhouseCoopers LLP their written disclosures and letter regarding any significant relationships that could impair PricewaterhouseCoopers LLP’s independence (as required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T), and considered the compatibility of non-audit services with PricewaterhouseCoopers LLP’s independence.  Based upon the above reviews and discussions, the Audit Committee recommended to the Board that our audited consolidated financial statements for 2007 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The Board and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules that govern audit committee composition, including the requirement that all audit committee members are “independent” directors, as that term is defined in the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”).

Based on the findings of the Audit Committee, our Board has determined that the Audit Committee has two “audit committee financial experts,” as defined in the rules promulgated by the Securities and Exchange Commission, and as required of Nasdaq-listed companies. They are Stephanie A. Cuskley and Juanita H. Hinshaw.

Stephanie A. Cuskley, Chair                                                      Juanita H. Hinshaw
Sheldon Weinig

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report shall not be deemed incorporated by reference into any such filings.

Director Compensation

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2007:

Name (1)	Year	Fees Earned or Paid In Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Stephen P. Cortinovis	2007	$47,500	$78,156	—	—	—	—	$125,656
Stephanie A. Cuskley	2007	57,500	78,156	—	—	—	—	135,656
John P. Dubinsky	2007	53,500	78,156	—	—	—	—	131,656
Juanita H. Hinshaw	2007	57,500	78,156	—	—	—	—	135,656
Alfred T. McNeill(4)	2007	47,500	78,156	—	—	—	—	125,656
Sheldon Weinig	2007	57,500	78,156	—	—	—	—	135,656
_______________
(1)
For information concerning compensation in fiscal year 2007 earned by or paid to Alfred L. Woods, our Chairman of the Board and, from August 13, 2007 through April 14, 2008, our Interim Chief Executive Officer, please see the Summary Compensation Table in this Proxy Statement.

(2)
Represents the amount recognized for financial statement reporting purposes during 2007 and the award date fair value, calculated in accordance with FAS 123(R), with respect to deferred stock units awarded on April 25, 2007, in the following amounts:  3,600 to each of Messrs. Cortinovis, Dubinsky, McNeill and Weinig and Mmes. Cuskley and Hinshaw.  Please refer to Note 8, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, filed on March 10, 2008, for a discussion regarding the valuation of our stock awards.  The aggregate number of stock awards outstanding at December 31, 2007, was as follows:  Mr. Cortinovis, 16,325; Ms. Cuskley, 10,000; Mr. Dubinsky, 16,325; Ms. Hinshaw, 16,325; Mr. McNeill, 13,200; Mr. Weinig, 16,325; and Mr. Woods, 62,416.

(3)
The aggregate number of option awards outstanding at December 31, 2007, was as follows:  Mr. Cortinovis, 37,500; Mr. Dubinsky, 15,000; Ms. Hinshaw, 22,500; Mr. Weinig, 31,500; and Mr. Woods, 37,500.  Neither Ms. Cuskley nor Mr. McNeill previously received an option award.

(4)	Mr. McNeill served as a member of our Board of Directors until his death in March 2008.

Additional Information About Director Compensation

Each non-employee director, other than our Chairman, is compensated at a rate of $32,000 per year, plus reimbursement of related business travel expenses.  Directors are not paid meeting fees.  Mr. Woods, our Chairman, was compensated at a rate of $109,000 per year, plus reimbursement of related business travel expenses, except during his term of service as our Interim Chief Executive Officer from August 13, 2007 through April 14, 2008.  While serving as our Interim Chief Executive Officer, all payments for director compensation to Mr. Woods ceased.

      Non-employee directors other than Mr. Woods receive additional compensation for serving on Board committees as follows:

	Chair	Member
Board Committee	Compensation	Compensation
Audit Committee	$19,000	$13,000
Compensation Committee	15,000	9,000
Corporate Governance & Nominating Committee	15,000	9,000
Strategic Planning Committee	15,000	9,000

Non-employee directors also are eligible to receive grants of stock options and/or deferred stock units under our 2006 Non-Employee Director Equity Incentive Plan from time to time.  During 2007, each of Messrs. Cortinovis, Dubinsky, McNeill and Weinig and Mmes. Cuskley and Hinshaw received a grant of 3,600 deferred stock units.  Prior to his service as our Interim Chief Executive Officer, Mr. Woods received a grant of 6,400 deferred stock units during 2007 for his service as Chairman of the Board of Directors.  Each deferred stock unit represents our obligation to transfer one share of our common stock to the director in the future, and is fully vested at award.  Following termination of the director’s service on our Board or per any other distribution date as the director may elect, shares of our common stock equal to the number of deferred stock units reflected in the director’s account will be distributed to the director.  Messrs. Cortinovis, Dubinsky, McNeill, Weinig and Woods and Mmes. Cuskley and Hinshaw did not receive any options to purchase shares of our common stock in 2007.

Stock Ownership Policy with Respect to Non-Employee Directors

During 2006, we adopted a policy with respect to required levels of stock ownership for our non-employee directors.  Under the policy, each current director is required to beneficially own (and retain thereafter) at least 10,000 shares of our common stock by July 25, 2009.  Each non-employee director who is elected or appointed after adoption of the policy will be required to beneficially own (and retain thereafter) at least 10,000 shares of our common stock no later than the fourth anniversary of the director’s election or appointment.  As of December 31, 2007, each director was in compliance with the stock ownership requirements of this policy.

Executive Compensation

Compensation Discussion and Analysis

Overview of Executive Compensation Program

Our Compensation Committee is responsible for establishing our compensation philosophy and ensuring that the total compensation paid to our executive officers and certain other high-level employees is fair, reasonable and competitive.  The Committee also makes recommendations to our Board regarding the adoption, amendment and rescission of our equity-based incentive compensation plans and administers our employee equity-incentive plans and the long-term incentive plans for executive officers.

In making compensation determinations for executive officers, the Committee periodically reviews our business goals and objectives, evaluates the performance of the executive officers in light of such goals and objectives and assesses our competitive position for executive talent against an established peer group of companies and other market data.  With the assistance of an independent executive compensation advisor and the input of our Chief Executive Officer, the Committee also considers individual factors for each of our executive officers, including the executive officer’s experience, tenure with our Company, specific job duties and responsibilities and the achievement of individual performance goals in setting executive compensation.

Throughout this Proxy Statement, each of the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table on page 30, are referred to as our “Named Officers.”

Compensation Philosophy and Objectives

Our Compensation Committee believes that the most effective compensation program is one that is designed to attract and retain top talent by providing a competitive and equitable compensation package, while aligning the interests of our executives with those of our stockholders.  The Committee believes that the best way to achieve such alignment is by rewarding the achievement of specific annual, long-term and strategic goals, with the ultimate objective of increasing stockholder value.  Direct compensation levels of our executive officers are generally established based on competitive benchmarking and performance factors, as well as executive specific factors, including experience, tenure with our Company, specific job duties and responsibilities and the achievement of individual performance goals.  Our Committee also believes that our compensation program should be cost-effective, therefore, it considers the tax and accounting effects when determining the elements, structure and amounts of our executive officers’ total compensation packages.

In establishing individual executive compensation, the Committee strives to ensure that:  (i) our executive compensation remains competitive relative to the compensation paid to similarly situated executives of our peer group; (ii) our executives are compensated based on each executive’s level of responsibility and contribution to our business goals; and (iii) each executive’s compensation is linked with the individual goals and objectives of the executive as well as the financial performance of the entire Company.

Executive Compensation Process

Role of the Compensation Committee.  The Compensation Committee is responsible for determining the total compensation of our executive officers, including our Chief Executive Officer, as well as certain of our other high-level employees.  In making compensation determinations for our executive officers, the Committee periodically reviews our goals and objectives relative to executive compensation, evaluates the performance of the executive officers in light of such goals and objectives and assesses our competitive position for executive compensation against an established peer group of companies and other market data.  For executive officers other than our Chief Executive Officer, the Committee will review and consider recommendations of our Chief Executive Officer.  The Committee also considers other factors, such as an executive’s experience, tenure with our Company and specific job duties in determining the appropriate compensation of an executive.

Role of the Compensation Consultant.  The Committee has engaged Towers Perrin, an outside professional services firm, to conduct an annual survey of our established peer group of 15 companies and to provide the Committee with data showing a range of total compensation paid to individuals in positions similarly situated to those of our executives.  The data includes base salary, annual bonus or incentive cash payments and long-term incentive components of pay.  Towers Perrin also provides certain survey market data where peer data for a like position is not available.

Role of the Executive Officers in Compensation Decisions.  Our Chief Executive Officer annually reviews the performance of each other executive officer and makes recommendations to the Compensation Committee regarding the specific compensation levels of those executives.  Our Chief Executive Officer and executive management then typically work together to develop performance target recommendations for presentation to and consideration by the Committee in connection with incentive compensation determinations.  In addition, executive management also recommends the incentive compensation plans for review and consideration by the Committee.

Benchmarking Target Executive Compensation

In making decisions regarding the target total compensation of our executive officers, our Compensation Committee reviews information provided by Towers Perrin and considers, among other factors as discussed above, the relative compensation of similarly-situated employees of our peer group of companies.  In 2006, our Compensation Committee, based on data requested from Towers Perrin, selected 15 companies to serve as the peer group that our compensation consultant and the Committee believed most appropriately represented our Company.  At that time, each of the peer group companies had total annual revenues of not less than $200 million and not more than $3 billion and operated in an industry similar to ours.  This peer group, which is periodically reviewed by the Committee and updated as the Committee deems appropriate, consists of companies against which the Committee believes we compete for talent.  The companies currently comprising our peer group are:

▪ American States Water Co.	▪ MasTec Inc.
▪ Chicago Bridge & Iron Co. NV	▪ Michael Baker Corp.
▪ Dycom Industries Inc.	▪ Perini Corp.
▪ ENGlobal Corp.	▪ Preformed Line Products Company
▪ Foster Wheeler Ltd.	▪ Quanta Services Inc.
▪ Granite Construction Inc.	▪ Sterling Construction Co. Inc.
▪ Kennametal Inc.	▪ Vectren Corp.
▪ Layne Christensen Co.

For compensation paid to our Named Officers in 2007, the Committee targeted base salaries at the 50% range of peer group salaries for similarly-situated executives and total compensation at 75% of the range of total compensation for equivalent executive positions in the peer group.  The Committee in making the target determination considered the peer group data, as well as our strategic and operational goals.  These targets represented the Committee’s expectation that, over the long-term, our financial performance and the individual performance of the Named Officers would remain consistent with these goals.  It was also the Committee’s belief that to retain current management and attract top talent, we should compensate our executives and management above median market levels.

For 2008, the Committee revised the target level of total compensation whereby the target for base salaries of executive officers was set at 50% of the range of peer group salaries, and total incentive compensation, as opposed to total compensation, was targeted at 75% of the range of total incentive compensation at peer group companies.  This change represents the Committee’s belief that total compensation should be targeted between the median and 75% levels, and that base salaries establish the minimum compensation upon which an executive can rely.  Actual incentive compensation, and therefore total compensation, can meet or fall short of the target based on the applicable performance requirements, thereby more appropriately aligning the total compensation of our executives with the interests of our stockholders and the long-term growth of our Company.

As previously noted, the target compensation levels are only one factor in the Committee’s determination of executive compensation levels.  Actual compensation levels for executive officers may be more or less than the targeted levels based upon other factors that the Compensation Committee may consider in its discretion, including the level of responsibility and duties of the executive, individual performance, tenure and experience.

Elements and Mix of Compensation

The principal elements of compensation for our Named Officers are:

▪	base salary;
▪	annual cash incentive compensation; and
▪	long-term incentive compensation.

Base Salary.  In determining the base salary of each Named Officer, other than Mr. Woods, our Compensation Committee considers, among other things, the level of responsibility and duties of the executive, individual performance, tenure and experience, as well as the applicable market data, as detailed above.

In 2007, the Committee, on the recommendation of our then Chief Executive Officer, determined that the annual salaries of the executive officers be increased to continue to move these executives to base salary levels commensurate with other executives with similar positions, duties, responsibilities and tenure based on the peer group data and other market data.  The salary of Thomas E. Vossman, the Senior Vice President and Chief Operating Officer, was raised 19% to $370,000.  David F. Morris, then our Vice President and General Counsel, received a salary increase of 23% to $295,000.  The salary of David A. Martin, then our Vice President and Controller, was increased by 6% to $190,000.  The Committee also approved a special monthly stipend of $6,000 for Mr. Martin as compensation for his service as acting Chief Financial Officer.  Alexander J. Buehler, our Vice President – Marketing and Technology, received a 10% increase to $215,000.  Our former Chief Executive Officer, Thomas S. Rooney, Jr., received a 4% increase to $655,000.

On August 13, 2007, Mr. Rooney resigned as our Chief Executive Officer, and our Board of Directors appointed Alfred L. Woods as our Interim Chief Executive Officer.  As compensation for Mr. Woods’ service as Interim Chief Executive Officer for the six-month period beginning on August 13, 2007, the Compensation Committee awarded Mr. Woods 33,291 deferred stock units in lieu of a base salary, annual cash incentive compensation and long-term incentive compensation that is available to other executive officers.  The deferred stock units vested on April 14, 2008, upon the appointment of our new President and Chief Executive Officer.  The award date fair value of the deferred stock units was $500,000, based on the closing price of our common stock on August 13, 2007.

In connection with the resignation of Mr. Rooney, the Board also appointed Mr. Morris as our Chief Administrative Officer, in addition to his positions as Senior Vice President, General Counsel and Secretary, and Mr. Martin as our Chief Financial Officer, in addition to his position as Vice President.  The Committee accordingly increased the base salaries of Mr. Morris and Mr. Martin to $325,000 and $275,000, respectively.  Mr. Martin’s monthly stipend of $6,000 for his service as Interim Chief Financial Officer was terminated at this time.

For 2008, the Committee again reviewed peer group and survey market data regarding the competitiveness of the base salaries provided to our executives.  The Committee determined, based on the recommendation of our Interim Chief Executive Officer and in light of our current operating results and our ongoing cost reduction initiative, that the base salaries of the executive officers remain at current levels; provided, however, that due to additional duties and responsibilities assigned to Mr. Buehler for 2008, the Committee determined that Mr. Buehler’s base salary be increased to $230,000, a 7% increase.

To compensate Mr. Woods for his service as Interim Chief Executive Officer for the six-month period beginning on February 13, 2008, the Compensation Committee determined that Mr. Woods was to receive a monthly cash fee of $25,000 during the remaining period of his service as Interim Chief Executive Officer, effective as of February 13, 2008.  In addition, the Committee awarded Mr. Woods 26,236 deferred stock units under the 2006 Non-Employee Director Equity Incentive Plan.  The award date fair value of the deferred stock units was $350,000, based on the closing price of our common stock on March 3, 2008.  This award of deferred stock units was subject to a pro rata adjustment in the event Mr. Woods’ service as Interim Chief Executive Officer was completed prior to August 12, 2008.  As a result of the appointment of our new President and Chief Executive Officer on April 14, 2008, this award was adjusted downward to 8,745 deferred stock units to reflect the actual period of Mr. Woods’ service as Interim Chief Executive Officer.

For a description of the compensation arrangement for J. Joseph Burgess, our newly appointed President and Chief Executive Officer, please refer to the section titled “Other Compensation Matters” beginning on page 26 of this Proxy Statement.

Annual Cash Incentive Compensation.  We maintain a Management Annual Incentive Plan, as reviewed and approved by the Compensation Committee, pursuant to which our executive officers and other key employees are eligible to receive annual cash incentive awards.  Each participant in the Management Annual Incentive Plan is assigned an incentive award goal that is expressed as a percentage of his or her base salary.  The Committee believes that this annual cash incentive plan promotes our compensation philosophy by rewarding our executives and key employees for the achievement of short-term initiatives and advances our ultimate objective of improving stockholder value.

For 2007, the Committee assigned the following incentive award goals to the Named Officers (excluding Mr. Woods, our then non-employee Interim Chief Executive Officer):

    Named Officer                                        Target % of Base Salary

    Thomas S. Rooney, Jr.                                          70%
    Thomas E. Vossman                                              50
    David F. Morris                                                      50
    David A. Martin                                                     50
    Alexander J. Buehler                                              40

In determining the incentive award goals for these executives, the Committee reviewed peer group data and other survey market data and trends and considered the mix of total compensation of individuals in positions similarly situated to our executives.  Based on its review and analysis, the Committee determined that a significant portion of the total cash compensation of our executives be tied to our Company’s operating results, whereby the incentive award goals are “mid-point” targets, and the executives’ cash compensation could be higher or lower than the award goals.  For Messrs. Rooney, Vossman, Morris and Martin, it was determined that in accordance with our 2006 Executive Performance Plan, that the maximum amount of annual cash incentive award that could be received was equal to twice each such executive’s award goal.  Mr. Buehler is not a participant under the 2006 Executive Performance Plan.

The amount available for funding of the Management Annual Incentive Plan in 2007 was based on a net income target recommended by our then Chief Executive Officer and approved by the Compensation Committee in January 2007.  At the time the net income target was determined, the Committee believed the net income target was in line with our operational goals and strategies and, therefore, achievable.  The minimum amount of funding to be available, regardless of our net income for the year, was set at $700,000, although it was not required that the entire amount available be awarded.

In fiscal year 2007, our results were such that no bonus awards were paid to the Named Officers under the Management Annual Incentive Plan for fiscal 2007.

After considering our 2007 operating results in light of our objectives in providing annual incentive compensation, our Committee and executive management determined that satisfaction of an individual performance component be included as a requirement to receiving certain incentive compensation, in addition to a Company financial performance target.  Our Interim Chief Executive Officer and other executive officers and management have worked together to develop measurable business objectives for executive officers as well as non-executive participants in our annual incentive compensation plans to be used as the measure of performance.  Each individual’s performance against such objectives will be evaluated at the end of the fiscal year, and the individual’s receipt of certain incentive compensation will be based on the level of achievement of Company and individual objectives.

For 2008, a new Management Annual Incentive Plan was presented by our Interim Chief Executive Officer and executive management and adopted by the Committee that includes not only Company performance requirements, but also individual participant performance requirements.  The new plan is funded through two separate funding pools.  Each pool provides funding with respect to 50% of a participant’s total target award.  The first pool is funded based on the achievement of a consolidated Company net income target.  If the minimum consolidated Company net income target is achieved or exceeded, and therefore, the pool is funded, all participants will be eligible to receive a cash incentive award from this pool.  The second pool is funded based on the achievement of an operating income target set for each business unit.  If the minimum operating income is achieved by the applicable business unit, then a pool is funded for that particular business unit.  To receive a cash incentive award from this pool, however, each participant must achieve certain individual performance objectives established for such participant at the beginning of the plan year.  All awards under the 2008 Management Annual Incentive Plan are at the discretion of our Board or Compensation Committee, and the plan may be modified, suspended or terminated at any time.

For purposes of the Plan, consolidated net income is determined from our audited financial statements for the year and is adjusted to exclude the following:

•	losses associated with the write-down of assets of a discontinued business operation or a business operation to be liquidated;
•	gains or losses on the sale of any subsidiary, business unit or division or their assets or business;
•	gains or losses on the disposition of material capital assets or the refinancing of indebtedness;
•	losses associated with the write-down of goodwill or other intangible assets due to impairment;
•	net gains or losses from material property casualty events or condemnation awards;
•	other material income or loss the realization of which is not directly attributable to current senior management;
•	any effect from a change in generally accepted accounting principles from those previously used; and
•	income taxes or benefits of any of the above.

A threshold funding amount is set for the achievement of 100% of the applicable performance target for each funding pool.  The threshold funding amount for the Company performance-based pool for 2008 is $5,000,000.  Where our actual net income exceeds the net income target, the threshold funding amount will be increased by one-third of the amount by which our actual net income exceeds the target.  The plan also provides for reduced funding amounts where the target net income is not achieved, but our actual net income exceeds 75% of the target.  If less than 75% of the net income target is achieved, the consolidated Company performance-based pool will not be funded; provided, however, that a minimum amount of $700,000 will be available for discretionary awards for extraordinary performance by individual participants as may be determined by our Chief Executive Officer at the end of the plan year.  The funding of each business unit performance-based pool is conditioned upon the achievement of at least 90% of the applicable business unit operating income target; however, at least 75% of the consolidated Company net income target must be achieved in order for amounts to be funded to the pool in excess of the threshold funding amount.

In determining the net income and operating income targets for the Management Annual Incentive Plan for 2008, the Committee considered the recommendations of executive management regarding current industry and market conditions and projections, based on management’s internal market analysis and various market surveys, our 2008 business plan as approved by our Board of Directors in December 2007 and prior year operating results.  It is the Committee’s belief that although the 2008 targets are reasonably aggressive, the targets are reachable and are set at levels that promote our compensation objectives.

The Committee assigned the following incentive award goals to the Named Officers (excluding Mr. Woods) for the 2008 plan year:

    Named Officer                                        Target % of Base Salary

    Thomas E. Vossman                                                  60%
    David F. Morris                                                              60
    David A. Martin                                                         60
    Alexander J. Buehler                                                          51

Long-Term Incentive Compensation.  In order to align further the interests of our executives with those of our stockholders over the long-term, as opposed to the short-term focus of our Management Annual Incentive Plan, and to encourage the retention of our executives, the Committee provides certain long-term equity-based incentives to our executives and other key employees.  In addition, due to their levels of responsibility and duties, the Committee has included a long-term cash-based incentive compensation component of the total compensation for Messrs. Vossman, Morris and Martin under our 2006 Executive Performance Plan.

For 2007, the Committee determined that the mix of the total long-term incentive compensation of Messrs. Vossman, Morris and Martin be 60% stock options, 25% restricted stock units and 15% long-term incentive cash.  The mix of Mr. Buehler’s total long-term incentive compensation for 2007 was 46% stock options and 54% restricted stock units.  For 2008, the Committee reduced the amount of the long-term incentive compensation allocated to stock options and increased the amount of restricted stock awarded.  Restricted stock awards are less dilutive than stock options, and upon a forfeiture of a restricted stock award, the expense of the award may be reversed, unlike stock option expense.  In addition, the Committee believes that restricted stock awards are perceived by our key employees to provide a greater value than stock options.  The mix of total long-term incentive compensation for Messrs. Vossman, Morris and Martin for 2008 is 50% stock options, 35% restricted stock and 15% long-term incentive cash.  The mix of Mr. Buehler’s total long-term incentive compensation for 2008 is 50% stock options and 50% restricted stock.

Equity-Based Incentives.  Through equity awards, the Committee provides our key employees an opportunity to benefit from increases in the market price of our common stock, encourages key employees to acquire an ownership interest in our Company and aligns their interests with those of our stockholders.  The Committee generally makes all equity-based incentive awards during its January meeting and limits mid-year grants to newly hired or promoted employees.

Our 2006 Employee Equity Incentive Plan provides for the granting of stock options, restricted stock, restricted stock units and other equity-based incentive awards to our key employees whose talents and special efforts are essential to the success of our Company.  In 2007, the Committee awarded stock options and restricted stock units to our key employees, including our executives.  For 2008, however, the Committee, on the recommendation of executive management, has determined that along with stock options, restricted stock be awarded, rather than restricted stock units.  It was determined that there was not a strong need for the distribution deferral capability available with restricted stock unit awards.

Stock Options.  The award of stock options to our executives and certain key employees represents the high-risk and potential high-return component of our long-term incentive compensation philosophy, as the potential value of a stock option can fall to zero if the price of our common stock is lower than the exercise price when the option expires.  As detailed above, the number of stock options awarded to an executive is based primarily on the target dollar value of the amount of such executive’s long-term incentive compensation allocated to stock options.  That target dollar value is translated into a number of shares based on the estimated economic value of the award, as determined using a binomial valuation.  No stock options are granted at a price that is less than the fair market value of a share of our common stock on the date of grant.  Subject to limits imposed by Section 422 of the Internal Revenue Code, all stock options granted to our key employees in the United States are incentive stock options.

In January 2007, the Compensation Committee approved grants of stock options to our executive officers.  These options had an exercise price of $25.60, the closing price of our common stock on The Nasdaq Global Select Market on the date of grant.  The options were granted pursuant to our 2006 Employee Equity Incentive Plan, which was approved by our stockholders in April 2006.  These options vested immediately as to 25% of the shares underlying the option and were to vest in additional 25% increments on each of the next three anniversaries of the date of grant.  As of December 31, 2007, these option awards were voluntarily cancelled by our executives.  Our executives determined that in light of our 2007 operating results, it was in the best interests of our Company and our stockholders that such options be cancelled.  We paid no additional compensation to our executives in exchange for or as a result of the voluntary cancellation of these options.

In August 2007, upon the resignation of our then Chief Executive Officer, the Committee approved grants of stock options to Messrs. Morris and Martin in connection with Mr. Morris’ appointment as Chief Administrative Officer and Mr. Martin’s appointment as Chief Financial Officer.

For the 2008 stock option grants, on the recommendation of executive management, the Compensation Committee determined that the vesting schedule of the stock options be modified, such that no portion of the option vests on the date of grant.  Rather, the Committee believes that the stock option grants will be more effective for the retention of key employees where the options vest in one-third increments beginning on the first anniversary of the date of grant.  All outstanding stock options vest immediately upon a “change in control” of our Company, as defined in the applicable stock option agreements.

Generally, our stock options terminate seven years after the date of grant.  To the extent that an option remains unexercised at the end of such seven-year period, the employee’s right to purchase shares pursuant to the option terminates.  In addition, an option will terminate upon the occurrence of certain other events.  Upon retirement, stock options terminate five years after the date of retirement.  If an employee is terminated without cause, terminates his employment voluntarily or if employment is terminated as a result of disability, options terminate 90 days after the date of termination of employment.  In the event of the death of an employee (or if an employee dies during a period in which an option remains exercisable following a termination as described above), options remain exercisable for a period of one year following the employee’s death.  If employment is terminated for any other reason, options terminate immediately.

We do not back-date stock options or grant stock options or other equity awards retroactively.  All options are granted with an exercise price equal to the closing price of our common stock on The Nasdaq Global Select Market on the date of grant.  In addition, we do not purposely schedule the grant of equity-based incentive awards prior to the disclosure of favorable information or after the announcement of unfavorable information.  In general, the Compensation Committee makes all equity-based incentive awards during its January meeting and limits mid-year grants to newly-hired or promoted employees.

Restricted Stock and Restricted Stock Units.  The granting of restricted stock or restricted stock units is specifically targeted toward the retention of our executives and key employees.  Our long-term equity-based incentives have enabled us to attract and retain key employees by encouraging their ownership in our common stock.  The award of restricted stock or restricted stock units is also designed to assist executives in satisfying our Company’s ownership guidelines with respect to our common stock.

Restricted stock units awarded to our executives in 2007 are subject to forfeiture until the third anniversary of the January 2007 award date.  The restricted stock units awarded to Mr. Rooney in 2007 were forfeited in connection with his resignation in August 2007.

For 2008, restricted stock awarded to our executive officers and all key employees contains both a performance restriction and a service restriction.  The performance restriction requires the achievement of a consolidated net income target during the performance period of January 1, 2008 through December 31, 2008, adjusted in accordance with the Management Annual Incentive Plan as discussed above.   If 100% of the restricted stock performance target is not achieved, a lesser amount of restricted stock will be awarded based on a straight-line sliding scale, so long as we achieve at least 75% of the performance goal.  The sliding scale is set such that the achievement of 75% of the performance goal will equal a reduction of the award by 50% and the failure to achieve 75% of performance goal will result in a forfeiture of the entire award.

In general, the service restrictions on restricted stock and restricted stock unit awards lapse on the third anniversary of the date of award, unless the recipient is not an employee of our Company or any subsidiary on such date, and the awards remain subject to forfeiture until such time.  The service restrictions will, however, lapse prior to such date immediately upon the occurrence of the recipient’s death, attainment of age 65, termination of employment as a result of disability or upon a change in control of our Company.  In addition, if we terminate a recipient’s employment without cause, the restriction will lapse as to a percentage of the award determined by dividing the number of whole months of the recipient’s employment beginning on the date that is 18 months after the date of grant by 36.  If a recipient is terminated for cause or voluntarily terminates his employment prior to the third anniversary of the date of award, the award is forfeited.

Each of the restricted stock or restricted stock unit awards is intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code by virtue of the Compensation Committee setting performance criteria for these restricted awards under our 2006 Executive Performance Plan.

Cash-Based Incentives.  Long-term cash incentives are provided to certain of our executive officers (excluding Mr. Woods) under our 2006 Executive Performance Plan based on the level of achievement of financial and other pre-established performance criteria over a three-year performance period.  The Committee determines the participants in the 2006 Executive Performance Plan based on an executive’s level of responsibility and duties.  For these executive officers, the Committee establishes a three-year performance period and determines certain performance targets for threshold, target and maximum incentive cash payments.  For each three-year period, the target cash incentive award is set at 15% of the total dollar value of the long-term incentive compensation established for each participating executive officer.  One hundred percent of the target cash award for each executive officer is paid when we meet 100% of our three-year performance target.  A threshold payment equal to one-half of the target cash award for each executive officer is paid when we meet at least 75% of our three-year performance target, and a maximum award of two times the target award is paid when we are at least 25% over our three-year performance target.  The payment of a long-term cash incentive award may be reduced by the Compensation Committee in its sole discretion, and the granting of such awards is subject to the discretion of the Compensation Committee.

The Committee believes these awards focus the interests of our key executives on one or more of the key measures of our financial success as determined by the Compensation Committee over the longer term than the annual cash incentive payments.  Those key measures may include stock price, sales, return on equity, book value, expense management, earnings per share, free cash flow, net income, individual performance and business unit performance, as set forth in our 2006 Executive Performance Plan.

For the three-year performance period beginning in 2007 and ending in 2009, the Compensation Committee established a target cash incentive payout of $322,188 for Mr. Rooney, $176,042 for Mr. Vossman and $100,521 for Mr. Morris.  Mr. Rooney forfeited his opportunity to earn the long-term cash incentive award when he resigned in August 2007.  Messrs. Martin and Buehler were not designated as participants in the 2006 Executive Performance Plan for the 2007 – 2009 period.

For the three-year performance period beginning in 2008 and ending in 2010, our Compensation Committee designated Messrs. Vossman, Morris and Martin as participants in the 2006 Executive Performance Plan.  The Committee set a target cash incentive payout of $145,833 for Mr. Vossman, $114,583 for Mr. Morris and $104,167 for Mr. Martin.  Mr. Buehler was not designated as a participant in the 2006 Executive Performance Plan for the 2008 – 2010 period.

Other Compensation Matters

As discussed above, J. Joseph Burgess was appointed as our new President and Chief Executive Officer, effective as of April 14, 2008.  We have entered into a letter agreement with Mr. Burgess that provides for: (i) an annual base salary in the amount of $500,000; (ii) an annual incentive bonus target of 100% of his annual base salary (where the actual award may be lesser or greater than the target amount, up to a maximum of two times the target amount), subject to the achievement of certain performance goals by our Company and by Mr. Burgess individually; (iii) certain long-term incentive awards, including an option to purchase our common stock, restricted stock and long-term performance cash, having an aggregate nominal value of approximately $1,300,000; and (iv) a one-time award of restricted stock, with a nominal value of approximately $1,500,000.

The stock options will vest in three equal installments beginning on the first anniversary of the date of grant and will have an exercise price equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of grant.  The long-term incentive restricted stock award is subject to a three-year cliff vesting and the achievement of a financial performance goal by our Company in the 2008 fiscal year.  The one-time restricted stock award is subject to a five-year cliff vesting, but is not subject to any performance restrictions.  The grant of stock options and the awards of restricted stock were made on April 14, 2008.  These equity awards were issued as "inducement grants" under the rules of the Nasdaq Global Select Market and, as such, were not issued pursuant to our 2006 Employee Equity Incentive Plan.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits federal income tax deductions for compensation to $1 million per year for our Chief Executive Officer and our four other most highly compensated officers, but it contains an exception for performance-based compensation that satisfies certain conditions.  Our 2006 Executive Performance Plan is intended to allow us to pay performance-based compensation as defined in Section 162(m).  Under our 2006 Executive Performance Plan, our Compensation Committee designates participants in various incentive programs for each fiscal year or other period set by the Committee.  Each incentive program can have its own specific performance goals or targets and performance period.  Our Compensation Committee establishes objective performance goals based upon one or more key financial measures as discussed above.  Performance goals may be determined based on any of the key measures, individually or in combination, adjusted in the manner our Compensation Committee determines in its sole discretion.

The payment of any incentive program award under our 2006 Executive Performance Plan may be reduced by our Compensation Committee in its sole discretion, and the granting of awards is subject to the discretion of our Compensation Committee.  In addition, our Board may modify or terminate this plan at any time in its discretion.

Policy on Recoupment of Incentive Compensation

On October 24, 2007, our Board of Directors adopted our Policy on Recoupment of Incentive Compensation.  This policy provides that if during any fiscal year there occurs a material misstatement or omission of financial information in our financial statements, our Board of Directors or our Compensation Committee may, in its discretion, recoup or cancel all or part of the incentive compensation provided to any executive officer or key employee.  For the purposes of the policy, incentive compensation includes any bonus, incentive payment, equity award or other compensation, including the amount of any annual salary increase or any gains realized on the exercise of stock options or sale of shares of our common stock.  In addition to the recoupment of incentive compensation, our Board or Compensation Committee may take such other actions as it deems necessary or appropriate to address the events that gave rise to the material misstatement or omission and to prevent its recurrence.  Such actions may include, to the extent permitted by applicable law:

•	adjusting the future compensation of the executive officer or key employee;
•	terminating the employment of the executive officer or key employee; and
•	pursuing other legal remedies against the executive officer or key employee.

Each executive officer or key employee that receives incentive compensation pursuant to any of our incentive compensation plans is required to acknowledge in writing such executive officer’s or key employee’s agreement with the policy and understanding that any incentive compensation made to such executive officer or key employee is conditioned upon and subject to the policy.

Stock Ownership Policy with Respect to Named Officers

We have a policy with respect to the required stock ownership levels of certain highly-compensated key employees, including our Named Officers (other than Mr. Woods, while an interim executive officer), that was adopted by our Board of Directors on July 25, 2006 and amended and restated on January 23, 2008.  Pursuant to the policy, each of our current Named Officers is required to beneficially own, by no later than the third anniversary of the date he became subject to the policy, at least the number of shares of our common stock that is equal to his base salary on the date he became subject to the policy divided by the average of the closing price of our common stock for the 10 trading days prior to such date.  The required share ownership of each of our Named Officers is as follows:

Named Executive Officer	Date Subject to Policy	Subject Salary	10-Day Average Closing Price	Required Share Ownership
Thomas E. Vossman	July 25, 2006	$310,000	$22.52	13,765
David F. Morris	July 25, 2006	240,000	22.52	10,657
David A. Martin	August 13, 2007	275,000	16.66	16,506
Alexander J. Buehler	July 25, 2006	195,000	22.52	8,658

Mr. Woods is subject to our policy requiring levels of stock ownership for our non-employee directors.  Pursuant to such policy, Mr. Woods is required to own 10,000 shares of our common stock no later than July 25, 2009.  To date Mr. Woods and each of the other Named Officers (excluding Mr. Rooney) are in compliance with the stock ownership requirements of these policies.

J. Joseph Burgess, our newly appointed President and Chief Executive Officer, became subject to the ownership policy for our key employees on April 14, 2008.  Accordingly, he will be required to own 33,355 shares of our common stock by April 14, 2011.  His required share ownership was calculated based on his current base salary of $500,000 and an average closing price of our common stock for the 10 trading days prior to April 14, 2008 of $14.99.

Other Benefits

Standard Benefit Package.  We provide standard Company-sponsored benefit plans to all of our employees, including the Named Officers.  Such benefits include Company-sponsored insurance, retirement (defined contribution), severance benefits, 401(k) matching contributions, short-term disability insurance in the amount of 100% of each employee’s base salary at the time of disability for disabilities lasting for up to 90 days and long-term disability insurance in the amount of 60% of each employee’s base salary at the time of disability for disabilities lasting longer than 90 days from the time of the disability until the age of 65.  The long-term disability benefits are capped at $12,500 per month.  We also provide life insurance benefits in the amount of two times salary, up to $500,000, for all of our employees (except our Chief Executive Officer who has $1.0 million in life insurance benefits).  In addition, in order to provide a competitively attractive package to secure and retain executive officers, we supplement the standard benefit packages offered to all employees with appropriate executive benefits, as listed below.  The executive officers’ benefits package are designed to assist the executive officers in providing for their own financial security in a manner that recognizes individual needs and preferences.

Supplemental Benefits for Certain Executives.

Deferred Compensation Plan.  Executive officers may choose to defer up to specified maximum amounts of compensation by contributing those amounts to our nonqualified deferred compensation plan for key employees.  This plan allows for base salary deferral of up to 15% of base salary, and bonus deferral of up to 50% of bonus amounts.  Under the plan, we will match contributions equal to the first 3% of compensation at a 100% rate, and contributions equal to the next 2% of compensation at a 50% rate, when aggregated with any matching contributions made under our 401(k) Profit Sharing Plan (Company-matching contributions were limited to a maximum aggregate of $9,000 per employee for 2007).  Contributions in the nonqualified deferred compensation plan are adjusted to match the performance of participant-selected indices, which mirror fund choices available under our 401(k) Profit Sharing Plan.

Account balances will accrue for each participant based on the amount of the participant’s deferrals into the account and the investment performance of his or her selected indices.  Participants are at all times 100% vested in their deferrals, Company-matching contributions and investment earnings.  Participants generally will be paid their account balances after termination of their employment with our Company or on such other distribution date as they may elect.  For a key employee participant, however, no payments may be made from his or her account balance until the date that is six months following the date of termination of such key employee’s employment.  Accordingly, no payment from Mr. Rooney’s account balance will be made prior to March 31, 2008.

During 2007, Messrs. Rooney, Martin and Morris deferred $192,620, $6,500 and $18,000 of their compensation, respectively, under our nonqualified deferred compensation plan.  The amount for Mr. Martin does not include $1,160 in Company-matching contributions that we contributed to Mr. Martin’s account under the plan during 2007.  No Company-matching contributions were made to Messrs. Rooney and Morris under the nonqualified deferred compensation plan during 2007.

Other Benefits.  In 2007, each of our executive officers received a car allowance of $900 per month.  For 2008, our Compensation Committee, on the recommendation of executive management, determined to no longer provide a car allowance to our executive officers.  We provide to each of our executive officers a cellular phone with e-mail capabilities.

Compensation Committee Report

The responsibilities of the Compensation Committee are provided in its charter, which has been approved by our Board of Directors.

In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this Report, the Compensation Committee, among other things, has:

•	reviewed and discussed the Compensation Discussion and Analysis with management, and

•	in reliance on such review and discussions, approved the inclusion of such Compensation Discussion and Analysis in this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE

Juanita H. Hinshaw, Chair    Stephanie A. Cuskley

 John P. Dubinsky

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the
Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

*           *           *

Compensation in Last Fiscal Year

Summary Compensation Table

The following table sets forth information concerning compensation earned for the fiscal years ended December 31, 2007 and 2006, if applicable, for all persons who served as our principal executive officer or principal financial officer during 2007 and the three other most highly compensated executive officers of our Company (collectively, the “Named Officers”):

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Alfred L. Woods(6) Chairman of the Board and Interim Chief Executive Officer	2007	–	$138,944(7)	–	–	$ 46,000(8)	$ 184,944
Thomas S. Rooney, Jr. (9) Former President and Chief Executive Officer	2007 2006	$404,337 630,000	257,803 385,921	$ 310,835 1,087,050	– $264,000	1,015,133 31,567	1,526,997 2,398,538
David A. Martin Vice President and Chief Financial Officer	2007 2006	267,025 178,075	28,123 –	237,764 42,305	– 65,000	18,695 19,817	551,607 305,197
Thomas E. Vossman Senior Vice President and Chief Operating Officer	2007 2006	370,001 310,000	131,875 48,981	251,031 247,648	– 70,000	20,475 20,620	773,382 697,249
David F. Morris Senior Vice President, General Counsel and Chief Administrative Officer	2007 2006	306,597 240,000	82,970 30,960	201,866 141,671	– 72,000	20,691 22,679	612,124 507,310
Alexander J. Buehler Vice President – Marketing and Technology	2007 2006	214,846 195,000	78,076 –	45,338 –	– 34,000	15,704 11,439	353,964 240,439

(1)	Includes amounts earned but deferred at the election of the executive officer under our nonqualified deferred compensation plan.

(2)
Represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) with respect to deferred stock units, in the case of Mr. Woods, and restricted stock and restricted stock units for the other Named Officers.  Please refer to Note 8, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, filed on March 10, 2008, for a discussion regarding the valuation of our stock awards.

(3)
Represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) with respect to options to purchase shares of our common stock, before reflecting forfeitures, awarded to Named Officers (other than Mr. Woods).  The amounts recognized include expenses for 25% of each of the option grants to our Named Officers on January 11, 2007 that were immediately vested on the date of grant, which options were voluntarily cancelled as of December 31, 2007, as well as the expense associated with a portion of options granted in 2005 and 2006.  Please refer to Note 8, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, filed on March 10, 2008, for a discussion regarding the valuation of our option awards.

(4)	Represents bonuses awarded under our 2006 Management Annual Incentive Plan.

(5)
Represents the following amounts paid or accrued in 2007:  Mr. Rooney, $789,548 in severance payments made pursuant to that certain Executive Separation and Release Agreement effective as of August 13, 2007, $8,829 in employer-matching contributions under our 401(k) Profit Sharing Plan, $600 in term life insurance premiums, a $6,300 car allowance and $3,725 in club membership dues and related fees;  Mr. Martin, $7,840 in employer-matching contributions under our 401(k) Profit Sharing Plan and nonqualified deferred compensation plan, $55 in term life insurance premiums and a $10,800 car allowance;  Mr. Vossman, $9,000 in employer-matching contributions under our 401(k) Profit Sharing Plan, $675 in term life insurance premiums and a $10,800 car allowance;  Mr. Morris, $9,000 in employer-matching contributions under our 401(k) Profit Sharing Plan, $891 in term life insurance premiums and a $10,800 car allowance;  and Mr. Buehler, $4,501 in employee-matching contributions under our 401(k) Profit Sharing Plan, $403 in term life insurance premiums and a $10,800 car allowance.

(6)
Mr. Woods served as our Interim Chief Executive Officer from August 13, 2007 through April 14, 2008.  Mr. Woods did not receive a salary for his service as Interim Chief Executive Officer in 2007; rather he received compensation in the form of deferred stock units.

(7)	Includes the award of 6,400 deferred stock units on April 25, 2007 in connection with Mr. Woods’ service as the Chairman of our Board of Directors.

(8)
The amount shown consists of fees paid to Mr. Woods in connection with his service on our Board of Directors.  For more information regarding the director fees paid to Mr. Woods for 2007, please refer to “Additional Information About Director Compensation” in this Proxy Statement.

(9)	Mr. Rooney resigned as President and Chief Executive Officer on August 13, 2007. Mr. Rooney's resignation caused the reversal by the Company of $461,111 in compensation expense in 2007.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards earned for the fiscal year ended December 31, 2007 for the Named Officers:

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)

Alfred L. Woods	4/25/2007	—	—	—	—	—	—	6,400(5)	—	—	$ 138,944
	8/23/2007	—	—	—	—	—	—	33,291(6)	—	—	524,999

Thomas S. Rooney, Jr.	1/11/2007	$161,094	$322,188	$644,375	—	—	—	—	—	—	—
	1/11/2007	—	—	—	—	17,404	—	—	—	—	445,542
	1/11/2007	—	—	—	—	—	—	—	113,343	$25.60	1,243,373

David A. Martin	1/11/2007	—	—	—	—	1,500	—	—	—	—	38,400
	8/23/2007	—	—	—	—	8,340	—	—	—	—	131,522
	8/23/2007	—	—	—	—	—	—	—	53,106	15.77	370,871

Thomas E. Vossman	1/11/2007	88,021	176,042	352,083	—	—	—	—	—	—	—
	1/11/2007	—	—	—	—	9,510	—	—	—	—	243,456

David F. Morris	1/11/2007	50,260	100,521	201,042	—	—	—	—	—	—	—
	1/11/2007	—	—	—	—	5,430	—	—	—	—	139,008
	8/23/2007	—	—	—	—	2,661	—	—	—	—	41,964
	8/23/2007	—	—	—	—	—	—	—	14,451	15.77	100,920

Alexander J. Buehler	1/11/2007	—	—	—	—	3,622	—	—	—	—	92,723

(1)
Represents estimated future payouts under our Long-Term Incentive Plan for the 2007 –  2009 performance period.  The target amount is earned if performance targets are achieved.  Any awards earned under our Long-Term Incentive Plan for the 2007 – 2009 performance period would be paid in 2010.

(2)
Represents the number of restricted stock units awarded in 2007.  These restricted stock units (including the restricted stock units awarded to Messrs. Martin and Morris on August 23, 2007) will fully vest on January 11, 2010, provided that employment continues through such date.

(3)
Does not include grants of stock options to Messrs. Martin, Vossman, Morris and Buehler on January 11, 2007 that were voluntarily cancelled by such Named Officers as of December 31, 2007.  See “Narrative for Summary Compensation Table and Grants of Plan-Based Awards Table” below for more information about the cancelled options.

(4)
Represents the grant date fair value of $25.60 per share for the restricted stock unit awards to the Named Officers and $10.97 per share for the stock option grant to Mr. Rooney on January 11, 2007 and $15.77 per share for the restricted stock unit awards and $6.98 per share for the stock option grants on August 23, 2007 to Messrs. Martin and Morris on August 23, 2007, each computed in accordance with FAS 123(R).  Please refer to Note 8, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, filed on March 10, 2008, for a discussion regarding the valuation of our stock and option awards.

(5)	Mr. Woods was awarded 6,400 deferred stock units in April 2007 as director compensation.

(6)
Mr. Woods was awarded 33,291 deferred stock units in August 2007 in connection with his service as Interim Chief Executive Officer.  These deferred stock units vested on April 14, 2008, upon the appointment of our new President and Chief Executive Officer.

Narrative for Summary Compensation Table and Grants of Plan-Based Awards Table

On August 13, 2007, Thomas S. Rooney, Jr. resigned as President and Chief Executive Officer of our Company, and Alfred L. Woods, the Chairman of our Board of Directors, was named Interim Chief Executive Officer.  Mr. Woods served as our Interim Chief Executive Officer through April 14, 2008, at which time J. Joseph Burgess was appointed our new President and Chief Executive Officer.  Also in connection with Mr. Rooney’s resignation, David A. Martin was promoted to Vice President and Chief Financial Officer and David F. Morris was named Chief Administrative Officer in addition to his duties as Senior Vice President, General Counsel and Secretary.  At such time, Mr. Martin and Mr. Morris each received an increase in base salary.  The amounts shown in the “Salary” column of the Summary Compensation Table for Messrs. Martin and Woods reflect the increased base salaries beginning as of August 13, 2007.

The dollar amounts of “Stock Awards” shown in the Summary Compensation Table represent the amounts recognized by our Company for financial statement reporting purposes in 2007 as follows:  (i) deferred stock units awarded to Mr. Woods in connection with his service on our Board of Directors in the amount of 6,400 deferred stock units on April 25, 2007 ($138,944); and (ii) shares of restricted stock and restricted stock units awarded to the other Named Officers as follows:  Mr. Rooney, 26,000 shares of restricted stock on October 27, 2004 ($116,616), 4,182 deferred stock units on January 4, 2005 ($28,557), 14,000 shares of restricted stock on May 5, 2005 ($40,522), 18,700 shares of restricted stock on January 5, 2006 ($72,108) and 17,404 restricted stock units on January 11, 2007 ($0); Mr. Martin, 1,500 restricted stock units on January 11, 2007 ($12,416) and 8,340 restricted stock units on August 23, 2007 ($15,707); Mr. Vossman, 4,000 shares of restricted stock on May 5, 2005 ($19,499), 5,200 shares of restricted stock on January 5, 2006 ($33,579) and 9,510 restricted stock units on January 11, 2007 ($78,797); Mr. Morris, 2,000 shares of restricted stock on May 5, 2005 ($9,742), 3,600 shares of restricted stock on January 5, 2006 ($23,234), 5,430 restricted stock units on January 11, 2007 ($44,979) and 2,661 restricted stock units on August 23, 2007 ($5,015); and Mr. Buehler, 3,900 shares of restricted stock on May 5, 2005 ($19,016), 4,500 shares of restricted stock on January 5, 2006 ($29,057) and 3,622 restricted stock units on January 11, 2007 ($30,003).

The dollar amounts of “Option Awards” shown in the Summary Compensation Table represent the amounts recognized by our Company for financial statement reporting purposes in 2007 as follows:  Mr. Rooney, 104,000 options on October 27, 2004 ($-215,378), 95,000 options on May 5, 2005 ($-61,516), 112,000 options on January 5, 2006 ($-184,218) and 113,343 options on January 11, 2007 ($310,835);  Mr. Martin, 4,500 options on May 5, 2005 ($3,851), 4,000 options on January 5, 2006 ($6,878), 4,000 options on January 11, 2007 ($10,970) and 53,106 options on August 23, 2007 ($216,066);  Mr. Vossman, 26,000 options on May 5, 2005 ($22,235), 34,300 options on January 5, 2006 ($58,959) and 61,930 options on January 11, 2007 ($169,838);  Mr. Morris, 13,500 options on May 5, 2005 ($11,545), 20,100 options on January 5, 2006 ($34,544), 35,362 options on January 11, 2007 ($96,975) and 14,451 options on August 23, 2007 ($58,802);  and Mr. Buehler, 1,500 options on July 29, 2004 ($745), 5,800 options on May 5, 2005 ($4,958), 9,700 options on January 5, 2006 ($16,675) and 8,372 options on January 11, 2007 ($22,960).

On January 11, 2007, the executive officers and certain key employees of the Company were granted stock options under the Company’s 2006 Employee Equity Incentive Plan.  In light of the Company’s performance in 2007, the executive officers and certain key employees determined to voluntarily cancel such stock options.  The following grants of stock options to Named Officers on January 11, 2007 were deemed cancelled as of December 31, 2007:  Mr. Martin, 4,000 options; Mr. Vossman, 61,930 options; Mr. Morris, 35,362 options; and Mr. Buehler, 8,372 options.  The dollar amounts shown for each of such option grants represents the expense required to be recorded by the Company in connection with the 25% of each option grant that vested immediately on the date of grant.

The Summary Compensation Table reflects certain bonuses paid to Named Officers under the Company’s 2006 Management Annual Incentive Plan.  For 2007, however, our results were such that no bonus awards were paid to the Named Officers under the 2007 Management Annual Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards, as of the fiscal year ended December 31, 2007, held by the Named Officers:

	Option Awards					Stock Awards
Name(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)

Alfred L. Woods	15,000	—	—	$13.81	12/18/08	—	—	—	—
	7,500	—	—	28.94	2/17/10	—	—	—	—
	7,500	—	—	29.06	3/19/11	—	—	—	—
	7,500	—	—	23.85	6/03/12	—	—	—	—
	—	—	—	—	—	33,291	$492,707	—	—

David A. Martin	2,750	—	—	29.06	3/19/11	—	—	—	—
	4,353	—	—	23.92	2/25/12	—	—	—	—
	2,750	—	—	12.50	3/7/10	—	—	—	—
	3,750	—	—	16.26(4)	5/25/11	—	—	—	—
	1,250	—	—	15.50	5/25/11	—	—	—	—
	3,375	1,125	—	14.65	5/5/12	—	—	—	—
	2,000	2,000	—	19.41	1/5/13	—	—	—	—
	13,276	39,829		15.77	1/11/14	—	—	—	—
	—	—	—	—	—	9,840	145,632	—	—

Thomas E. Vossman	19,500	6,500	—	14.65	5/5/12	—	—	—	—
	17,150	17,150	—	19.41	1/5/13	—	—	—	—
	—	—	—	—	—	18,710	276,908	—	—

David F. Morris	10,125	3,375	—	14.65	5/5/12	—	—	—	—
	10,050	10,050	—	19.41	1/5/13	—	—	—	—
	3,613	10,838		15.77	1/11/14	—	—	—	—
	—	—	—	—	—	13,691	202,627	—	—

Alexander J. Buehler	4,350	1,450	—	14.65	5/05/12	—	—	—	—
	4,850	4,850	—	19.41	1/5/13	—	—	—	—
	—	—	—	—	—	12,022	177,926

(1)
No stock options or other stock-based awards were outstanding for Thomas S. Rooney, Jr. as of December 31, 2007.   Does not include grants of stock options to Messrs. Martin, Vossman, Morris and Buehler on January 11, 2007, in the amounts of 4,000, 61,930, 35,362 and 8,372 shares, respectively, that were voluntarily cancelled by such Named Officers as of December 31, 2007.

(2)
Represents the number of shares of deferred stock units, restricted stock or restricted stock units, awarded as follows:  Mr. Woods, 33,291 deferred stock units on August 23, 2007; Mr. Martin, 1,500 restricted stock units on January 11, 2007 and 8,340 restricted stock units on August 23, 2007;  Mr. Vossman, 4,000 shares of restricted stock on May 5, 2005, 5,200 shares of restricted stock on January 5, 2006 and 9,510 restricted stock units on January 11, 2007; Mr. Morris, 2,000 shares of restricted stock on May 5, 2005, 3,600 shares of restricted stock on January 5, 2006, 5,430 restricted stock units on January 11, 2007 and 2,661 restricted stock units on August 23, 2007; and Mr. Buehler, 3,900 shares of restricted stock on May 5, 2005, 4,500 shares of restricted stock on January 5, 2006 and 3,622 restricted stock units on January 11, 2007.  The shares of restricted stock and restricted stock units will fully vest on the third anniversary of the date of award, except that the awards of restricted stock units to Mr. Morris and Mr. Martin on August 23, 2007 shall vest on January 11, 2010; provided, however, that in each case employment continues through such date.

(3)
Represents the value of shares of restricted stock and restricted stock units calculated on the basis of the closing price of our common stock on The Nasdaq Global Select Market on December 31, 2007 ($14.80 per share).

(4)
Effective December 29, 2006, the exercise price with respect to 3,750 options granted to Mr. Martin on May 25, 2004 was increased from $15.50 to $16.26 in order to avoid a 20% excise tax at exercise of the options under Section 409A of the Internal Revenue Code of 1986, as amended.

Nonqualified Deferred Compensation

The following table sets forth information concerning contributions, earnings and balances under our nonqualified deferred contribution plan for the Named Officers:

Name	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Thomas S. Rooney, Jr.	$192,620	—	$11,849	—	$743,026
David A. Martin	6,500	$1,160	1,114	—	16,549
David F. Morris	18,000	—	2,207	—	31,177

(1)	Named Officer and registrant contributions also are reported in the “Salary” and “Other Compensation” columns, respectively, of the Summary Compensation Table.

(2)	Amounts credited do not constitute above-market earnings.

Executive officers may choose to defer up to specified maximum amounts of compensation by contributing those amounts to our nonqualified deferred compensation plan for key employees.  This plan allows for base salary deferral of up to 15% of base salary, and bonus deferral of up to 50% of bonus amounts.  Under the plan, we will match contributions equal to the first 3% of compensation at a 100% rate, and contributions equal to the next 2% of compensation at a 50% rate, when aggregated with any matching contributions made under our 401(k) Profit Sharing Plan (Company-matching contributions were limited to a maximum aggregate of $9,000 per employee for 2007).  Contributions in the nonqualified deferred compensation plan are adjusted to match the performance of participant-selected indices, which mirror fund choices available under our 401(k) Profit Sharing Plan.

Account balances will accrue for each participant based on the amount of the participant’s deferrals into the account and the investment performance of his or her selected indices.  Participants are at all times 100% vested in their deferrals, Company-matching contributions and investment earnings.  Participants generally will be paid their account balances after termination of their employment with our Company or on such other distribution date as they may elect.  For a key employee participant, however, no payments may be made from his or her account balance until the date that is six months following the date of termination of such key employee’s employment.  Accordingly, no payment from Mr. Rooney’s account balance will be made prior to March 31, 2008.

During 2007, Messrs. Rooney, Martin and Morris deferred $192,620, $6,500 and $18,000 of their compensation, respectively, under our nonqualified deferred compensation plan.  The amount for Mr. Martin does not include $1,160 in Company-matching contributions that we contributed to Mr. Martin’s account under the plan during 2007.  No Company-matching contributions were made to Messrs. Rooney and Morris under the nonqualified deferred compensation plan during 2007.

Change of Control, Severance and Termination

In connection with his resignation, Mr. Rooney entered into an Executive Separation and Release Agreement with the Company, effective as of August 13, 2007 (the “Separation Agreement”).  Pursuant to the Separation Agreement, Mr. Rooney is entitled to receive an aggregate severance payment in the amount of $1,015,133 (the “Severance Payment”) in exchange for certain representations and covenants, including covenants of confidentiality, non-solicitation and non-competition, as well as a full release of the Company from all claims.

Under the Separation Agreement, the Severance Payment will be paid as follows:  (i) a lump-sum payment of $676,755 was made on August 20, 2007, and (ii) additional payments in the aggregate amount of $338,378 payable in equal monthly installments over twelve months beginning in September 2007 and ending in August 2008.  During 2007, Mr. Rooney received payments for the portion of the Severance Payment equal to $789,548.

The Separation Agreement supersedes and terminates all other prior agreements regarding severance between us and Mr. Rooney.  Other than as set forth in the Separation Agreement, we owe no other payments for severance, termination or other benefits to Mr. Rooney.

In 2007, we did not maintain a formal policy regarding payments to executive officers pursuant to change of control, severance or termination.  Effective March 1, 2008, we adopted a Severance Policy that would provide for severance payments to Named Officers at the rate of twelve weeks of base salary, plus two additional weeks of base salary for each full year of continuous service time with our Company; provided, however, that the Named Officers would not receive less than twelve nor more than 42 weeks of base salary.  This Severance Policy would apply where a Named Officer in good standing with our Company is involuntarily terminated without cause, the Named Officer completed a minimum of six months continuous service time and the termination was not due to a violation of our Code of Conduct.

The award agreements in connection with our stock option, restricted stock and restricted stock unit awards granted to our key employees and the award agreements in connection with the deferred stock unit awards made to Mr. Woods as compensation for his service as Interim Chief Executive Officer provide that upon a change in control of our Company, all outstanding unvested equity awards will immediately vest. One of the change in control events designated under the award agreements is the replacement of 50% or more of our current directors over a one-year period, if the replacement were not approved by a majority of our current directors.

If such a change in control event would have occurred as of December 31, 2007, the amount of compensation that would have been recognized by our Company for unvested awards of our Named Officers (excluding Mr. Rooney) as of such date would have been:

Named Officer	Amount Recognized for Stock Option Awards ($)	Amount Recognized for Restricted Stock or Restricted Stock Unit Awards ($)	Amount Recognized for Deferred Stock Unit Awards ($)

Alfred L. Woods	–	–	$ 524,999
David A. Martin	$158,486	$141,799	–
Thomas E. Vossman	29,130	205,526	–
David F. Morris	58,851	157,989	–
Alexander J. Buehler	7,939	98,825	–
TOTAL	$254,406	$604,139	$524,999

The employment letter between our Company and J. Joseph Burgess dated April 4, 2008 provides for certain severance benefits in connection with certain termination events.  If during the first 24 months of his employment Mr. Burgess (i) is terminated by the Company for reasons other than “Cause” (as defined in the employment letter), or (ii) following a “Change in Control” (as defined in the employment letter), terminates his employment with the Company for “Good Reason” (as defined in the employment letter), he shall receive a severance payment equal to 24 months of his current base salary and 24 months of the monthly cost of medical and dental insurance that was provided by the Company at such time.  Any such severance payments owed after the first 12 months of employment but prior to the end of the initial 24-month period shall be reduced by any amount that Mr. Burgess receives as compensation from a successor employer.  If Mr. Burgess’ employment is terminated by the Company for reasons other than “Cause” after the initial 24-month period, the severance payment would be reduced to 12 months of his current base salary and 12 months of the monthly cost of medical and dental insurance that was provided by the Company at such time.  A severance payment would be made in either 24 or 12 equal monthly installments, depending on the period in which the termination occurs.

Any severance payments made pursuant to Mr. Burgess’ employment letter are conditioned upon certain representations, warranties, covenants and agreements to be made by Mr. Burgess, including, but not limited to, a release of all claims and covenants of confidentiality, non-solicitation and non-competition.

The following table illustrates the potential payment and benefits to be received by Mr. Burgess under the above-referenced termination events:

	Involutary Termination without Cause Following Change in Control		Volutary Termination for Good Reason Following Change in Control
Type of Payment	First 24 Months(1)	After 24 Months	First 24 Months(1)	After 24 Months
Base Salary(2)	$1,000,000	$500,000	$1,000,000	N/A
Medical Insurance Cost(3)	12,914	6,457	12,914	N/A
Dental Insurance Cost(4)	1,338	669	1,338	N/A
Long-Term Performance Cash(5)	90,278	90,278	90,278	N/A
Stock Options(6)	650,000	650,000	650,000	N/A
Restricted Stock(7)	1,955,000	1,955,000	1,955,000	N/A
TOTAL	$3,709,530	$3,202,404	$3,709,530	N/A
    ____________________

(1)
Does not include any amount by which the severance payment would be reduced for compensation received from a successor employer, for any severance payment owed due to a termination event occurring after the first 12 months of employment and prior to the end of the initial 24-month period.

(2)	Assumes Mr. Burgess’ current base salary of $500,000.
(3)	Based on a current monthly medical insurance cost to the Company of $538.08.
(4)	Based on a current monthly dental insurance cost to the Company of $55.77.
(5)	Assumes a termination at the end of the twelfth full month of employment, where the amount owed would be equal to one-third of the target long-term performance cash award.
(6)	Represents the nominal value of the option to purchase 52,784 shares of our common stock granted to Mr. Burgess on April 14, 2008; assumes a termination as of April 14, 2008, the date of grant.
(7)	Represents the aggregate nominal value of the 155,876 shares of restricted stock granted to Mr. Burgess on April 14, 2008; assumes a termination as of April 14, 2008, the date of the awards.

Information Concerning Certain Stockholders

The table below sets forth certain information as of April 14, 2008 with respect to the number of shares of our common stock owned by:

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation,”
•	each of our directors and director nominees,
•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, and
•	all of our directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3,573,650(2)	13.01%
Invesco Ltd. 1360 Peachtree Street, NE Atlanta, Georgia 30309 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3,128,760(3)	11.39
KBC Asset Management Ltd. Joshua Dawson House Dawson Street Dublin 2 Ireland . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2,976,723(4)	10.84
Pictet Asset Management SA 60 Route Des Acacias Geneva 73, Switzerland CH-12 11 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2,012,300(5)	7.33
Barrow, Hanley, Mewhinney & Strauss, Inc. 2200 Ross Avenue, 31st Floor Dallas, Texas 75201-2761 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1,878,600(6)	6.84
Water Asset Management LLC 425 Park Avenue New York, New York 10022 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1,466,008(7)	5.34
Barclays Global Investors NA 45 Fremont Street San Francisco, California 94105 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1,437,779(8)	5.23
Alexander J. Buehler . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	43,431(9)	— (10)
J. Joseph Burgess . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	208,660(11)	— (10)
Stephen P. Cortinovis . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	68,825(12)	— (10)
Stephanie A. Cuskley . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	17,559(13)	— (10)
John P. Dubinsky . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	41,477(14)	— (10)
Juanita H. Hinshaw . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	40,825(15)	— (10)
David A. Martin . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	73,679(16)	— (10)
David F. Morris . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	78,898(17)	— (10)
Thomas S. Rooney, Jr . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	4,182(18)	— (10)
Thomas E. Vossman . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	97,285(19)	— (10)
Sheldon Weinig . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	56,825(20)	— (10)
Alfred L. Woods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	102,416(21)	— (10)
Directors and executive officers as a group (12 persons) . . . . . . . . . . . . . .	845,324(22)	3.09%
__________

(1)
Except as otherwise indicated, as of April 14, 2008, all shares are owned with sole voting and investment power.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.  For the listed officers and directors, the number of shares beneficially owned includes shares of common stock that the individual had the right to acquire on or within 60 days after April 14, 2008, including through the exercise of stock options and in connection with deferred stock units.  References to stock options in the footnotes to this table include only those options that are or will become exercisable within 60 days after April 14, 2008.  A director would only receive shares of common stock in connection with deferred stock units within 60 days after April 14, 2008 if the director’s service on the Board terminated during that time period.  Also included are restricted shares of common stock, over which the individual has voting power, but no investment power.

(2)
The information provided herein is based on a Schedule 13G/A filed jointly by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. with the Securities and Exchange Commission on February 13, 2008.  T. Rowe Price Associates, Inc. has sole voting power with respect to 1,049,500 shares of our common stock, sole dispositive power with respect to 3,573,650 shares of our common stock and no shared voting or dispositive power.  T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 1,675,000 shares, no shared voting power and no sole or shared dispositive power.  These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of these securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of these securities.

(3)
The information provided herein is based on a Schedule 13G filed by Invesco, Ltd. with the Securities and Exchange Commission on February 9, 2008, as amended by the Schedule 13G/A filed on February 13, 2008, on behalf of the following subsidiaries:  PowerShares Capital Management LLC, Invesco Asset Management Limited, Invesco Asset Management Ireland Limited and Invesco National Trust Company (collectively, the “Subsidiaries”).  The information in the Schedule 13G indicates that the Subsidiaries, each an investment adviser, beneficially own 3,128,760 shares and have sole voting and dispositive power with respect to these shares as follows:  PowerShares Capital Management LLC, 2,782,110 shares; Invesco Asset Management Limited, 293,900 shares; Invesco Asset Management Ireland Limited, 48,000 shares; and Invesco National Trust Company, 4,750 shares.   The Subsidiaries have no shared voting or dispositive power.

(4)
The information provided herein is based on a Schedule 13G filed jointly by KBC Asset Management Ltd., KBC Group NV, KBC Asset Management NV and KBC Bank NV (the “KBC Group”) with the Securities and Exchange Commission on August 28, 2007.  The KBC Group has shared voting and dispositive power with respect to all 2,976,723 shares and no sole voting or dispositive power.

(5)
The information provided herein is based on a Schedule 13G/A filed by Pictet Asset Management SA with the Securities and Exchange Commission on January 11, 2008.  The information in the Schedule 13G/A indicates that Pictet Asset Management SA, is the beneficial owner of 2,012,300 shares and has sole voting and dispositive power with respect to all of these shares.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Pictet Asset Management SA is deemed to be a beneficial owner of these securities; however, Pictet Asset Management SA expressly disclaims that it is, in fact, the beneficial owner of these securities, which are owned of record and beneficially by three non-U.S. investment funds that are managed by Pictet Asset Management SA.

(6)
The information provided herein is based on a Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, Inc. with the Securities and Exchange Commission on February 13, 2008.  The information in the Schedule 13G indicates that Barrow, Hanley, Mewhinney & Strauss, Inc., an investment adviser, is the beneficial owner of 1,878,600 shares and has sole voting power with respect to 844,500 of these shares, shared voting power with respect to 1,034,100 of these shares and sole dispositive power with respect to all 1,878,000 of these shares.  The right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares is held by certain clients of Barrow, Hanley, Mewhinney & Strauss, Inc., none of which has such right or power with respect to five percent or more of these shares.

(7)
The information provided herein is based on a Schedule 13D/A filed jointly by Water Asset Management, LLC, Matthew J. Diserio, Disque D. Deane, Jr., TRF Master Fund (Cayman), LP and Water Investment Advisors (Cayman), Ltd. (collectively, “TRF”) with the Securities and Exchange Commission on January 25, 2008.  The information in the Schedule 13D/A indicates that TRF is the beneficial owner of 1,466,008 shares and has shared voting and shared dispositive power with respect to all 1,466,008 shares.

(8)
The information provided herein is based on a Schedule 13G filed by Barclays Global Investors NA with the Securities and Exchange Commission on February 5, 2008.  The information in the Schedule 13G indicates that Barclays Global Investors (Deutchland) AG, an investment adviser, is the beneficial owner of 1,437,779 shares and has sole voting power with respect to 1,065,564 of these shares and sole dispositive power with respect to all 1,437,779 of these shares.  The shares reported are held by Barclays Global Investors NA in trust accounts for the economic benefit of the beneficiaries of those accounts.

(9)
Represents options to purchase 14,575 shares of stock and 28,856 shares of restricted stock.  Does not include the award of 3,622 restricted stock units on January 11, 2007, which units shall vest on January 11, 2010, provided employment continues through such date.

(10)	Less than one percent.

(11)	Represents an option to purchase 52,784 shares of stock and 155,876 shares of restricted stock.

(12)	Represents 15,000 shares of common stock, options to purchase 37,500 shares of stock and 16,325 deferred stock units.

(13)	Represents 7,559 shares of common stock and 10,000 deferred stock units.

(14)	Represents 10,152 shares of common stock, options to purchase 15,000 shares of stock and 16,325 deferred stock units.

(15)	Represents 2,000 shares of common stock, options to purchase 22,500 shares of stock and 16,325 deferred stock units.

(16)
Represents 1,595 shares of common stock, options to purchase 48,905 shares of stock and 23,179 shares of restricted stock.  Does not include the award of 1,500 restricted stock units on January 11, 2007 and 8,340 restricted stock units on August 23, 2007, all of which units shall vest on January 11, 2010, provided employment continues through such date.

(17)
Represents 10,000 shares of common stock, options to purchase 35,801 shares of stock and 33,097 shares of restricted stock.  Does not include the award of 5,430 restricted stock units on January 11, 2007 and 2,661 restricted stock units on August 23, 2007, all of which units shall vest on January 11, 2010, provided employment continues through such date.

(18)	Mr. Rooney’s employment terminated on August 13, 2007; ownership represents 4,182 shares of common stock underlying deferred stock units that were distributed on March 1, 2008.

(19)
Represents options to purchase 51,725 shares of stock and 45,560 shares of restricted stock.  Does not include the award of 9,510 restricted stock units on January 11, 2007, which units shall vest on January 11, 2010, provided employment continues through such date.

(20)	Represents 9,000 shares of common stock, options to purchase 31,500 shares of stock and 16,325 deferred stock units.

(21)	Represents 2,500 shares of common stock, options to purchase 37,500 shares of stock and 62,416 deferred stock units.

(22)	Includes options to purchase 286,364 shares of stock, 134,127 shares of restricted stock and 137,716 deferred stock units.

Related-Party Transactions

Pursuant to its charter, our Audit Committee is responsible for reviewing and approving all transactions of our Company in which a related person has a direct or indirect material interest and the amount involved exceeds $120,000.  It is our policy that executive management notify the Audit Committee of any transaction that may be deemed a related-party transaction.  Upon such a notification, the Audit Committee will meet to review the terms of such a transaction and make any necessary determinations.

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which we, or any of our directors, officers or employees, may have a direct or indirect material interest.  Our Code of Conduct, which may be found on our website at www.insituform.com under Investors/Corporate Governance, prohibits our directors, officers and employees from engaging in specified activities without prior approval of management or our Board or Audit Committee, as appropriate.  Activities that may constitute a conflict of interest with our Company and require prior approval include: (i) investing in or being an officer or employee of one of our customers, suppliers, subcontractors or competitors; (ii) having a substantial business interest in a company competing with or doing business with our Company; (iii) receiving any benefit, either direct or indirect, from the investment in or association with a company that our Company may have otherwise received; and (iv) engaging in a transaction with our Company personally or through an affiliate.

Additionally, we require each of our directors and officers to complete a comprehensive questionnaire each year that, among other things, identifies any transactions or potential transactions with us in which the director or officer, or a family member or associated entity, has any interest, financial or otherwise.  Our directors and officers are also required to update their information if there are changes throughout the year.

We believe that these policies and procedures ensure that all related-party transactions are appropriately reviewed and, if required, disclosed pursuant to the rules of the Securities and Exchange Commission.

For 2007, we had no related-party transactions.

Section 16(A) Beneficial Ownership Reporting Compliance

To our knowledge, based solely upon a review of copies of reports received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934 and written representations that no other reports were required to be filed, we believe that during 2007 all filing requirements applicable to our directors, officers and 10% stockholders under Section 16(a) were satisfied.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 with respect to the shares of common stock that may be issued under our existing equity compensation plans:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,167,174	$20.70	1,946,503
Equity compensation plans not approved by security holders	—	—	—
Total	1,167,174	$20.70	1,946,503

(1)
The number of securities to be issued upon exercise of outstanding options, warrants and rights includes 909,987 stock options, 47,789 restricted stock units, 54,300 shares of restricted stock and 155,098 deferred stock units outstanding at December 31, 2007.

Proposal 2:  Ratification of the appointment of independent auditors

Our Board of Directors, upon the recommendation of the Audit Committee of the Board, has appointed PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2008.  A resolution will be presented at the meeting to ratify the appointment of PricewaterhouseCoopers LLP.

PricewaterhouseCoopers LLP served as our independent auditors for the year ended December 31, 2007.  Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting to respond to appropriate questions from our stockholders and to make statements if they so desire.

Independent Auditors’ Fees

Consistent with its charter adopted by our Board of Directors, the Audit Committee pre-approves all auditing services and all non-audit services (to the extent such non-audit services are permissible) to be provided by our independent auditors.  Proposed auditing and non-audit services are presented to our Audit Committee periodically for pre-approval, based on a budget that includes a description of, and a budgeted amount for, particular categories of audit services, non-audit services, tax services and other services.  The Audit Committee’s approval is required to exceed the budgeted amount.  In addition, as permitted by law, the Chair of our Audit Committee may pre-approve services or changes to estimated, approved fees.  If the Audit Committee Chair pre-approves services on behalf of the Audit Committee, the services are presented to our Audit Committee for ratification at its next regularly scheduled meeting.

In our two most recent fiscal years, we paid the following amounts to our independent auditors:

	2007	2006
Audit Fees	$857,745	$694,500
Audit-Related Fees	12,000	15,000
Tax Fees	—	104,851
All Other Fees	—	—
Total (1)	$869,745	$814,351

(1)	Does not include $15,953 and $27,627 in administrative and out-of-pocket fees paid for the years ended December 31, 2007 and 2006, respectively.

Audit Fees.  We paid an aggregate of  $857,745 to PricewaterhouseCoopers LLP for the 2007 fiscal year audit, for the review of the financial statements included in our 2007 quarterly reports on Form 10-Q, and for statutory and subsidiary audits.  In 2006, we paid an aggregate of $694,500 to PricewaterhouseCoopers LLP for these services.

Audit-Related Fees.  In 2007, we paid PricewaterhouseCoopers LLP $12,000 for assurance and related services that were reasonably related to the performance of PricewaterhouseCoopers LLP’s audit and review of our financial statements.  These services included assistance with various state qualification forms.  All of these services were pre-approved by our Audit Committee.  In 2006, we paid an aggregate of $15,000 to PricewaterhouseCoopers LLP for these services.

Tax Fees.  In 2006, we paid PricewaterhouseCoopers LLP $104,851 for tax services, which primarily consisted of services for tax planning and consulting, exclusive of tax services rendered in connection with the audit.  Our Audit Committee pre-approved all of these services.  We did not engage PricewaterhouseCoopers LLP to provide these services in 2007.

All Other Fees.  In 2007 and 2006, PricewaterhouseCoopers LLP did not perform any services for us other than those described above.

We intend to use our independent auditors to provide only audit, audit-related and tax services in the future.

Ratification of the Appointment of Independent Auditors

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2008 will require the affirmative vote of a majority of the votes entitled to vote upon this proposal at the Annual Meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS
FOR THE YEAR ENDING DECEMBER 31, 2008.

Other Matters

If any other matters are properly presented for action at the 2008 Annual Meeting, it is the intention of the persons named on the accompanying WHITE proxy card to vote the shares represented thereby in accordance with their judgment on such matters.

In particular, on January 24, 2008, we received notice from TRF of its intention to:

•	nominate the following five (5) individuals to our Board: Alfonse M. D’Amato, Disque D. Deane Jr., Matthew J. Diserio, Richard Onses and Nickolas W. Vande Steeg; and

•	propose an amendment to our Amended and Restated By-Laws to set the number of directors on our Board at six.

As of January 25, 2008, TRF and its affiliates were the beneficial owner of 1,466,008 shares, or 5.3%, of our common stock.

Currently, our Amended and Restated By-Laws provide that our Board of Directors shall consist of no less than six and no more than fifteen directors, with the exact number of directors to be fixed from time to time pursuant to a resolution adopted by a majority of the directors then serving.  Our Board believes it is in the best interests of our Company and our stockholders to maintain an efficient means to allow it to increase or decrease the size of our Board from time to time, within the limits of our Restated Certificate of Incorporation.  TRF’s proposal would fix the number of directors in our Amended and Restated By-Laws at six directors.  If this proposed amendment to our Amended and Restated By-Laws is approved, then to change the size of the Board, a majority of the directors or a majority of the shares present and entitled to vote at a special or annual meeting would be required to amend the Amended and Restated By-Laws thereafter.

If TRF presents its proposals at the Annual Meeting, our Board will recommend against our stockholders casting any votes for TRF’s director nominees and that stockholders vote AGAINST the by-law amendment.  Our Board strongly urges you to vote FOR our Board’s director nominees by marking, signing, dating and returning the enclosed WHITE proxy card only and not to sign or return any blue proxy card provided by TRF.

In the event that there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Company reserves the right to adjourn the Annual Meeting in order to permit the Company to solicit additional proxies.

Manner and Cost of Proxy Solicitation

We will bear all costs relating to our solicitation of proxies.  We have retained the services of Innisfree M&A Incorporated to solicit proxies for the Annual Meeting for a fee not to exceed $350,000 and agreed to reimburse them for certain expenses.  Innisfree M&A Incorporated will employ approximately 75 people for the solicitation.  As discussed above under the heading “Other Matters,” TRF indicated that it will nominate five directors to stand for election at the Annual Meeting.  As a result, we have and will continue to incur substantial additional costs in connection with the solicitation of proxies.  Increased costs will include increased fees of outside counsel and public relations advisors, increased printing and mailing costs for additional solicitation materials, including the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners as described above, and the costs of retaining an independent inspector of election.  We estimate that the aggregate cost (exclusive of litigation, if any) to us for the solicitation of proxies will be approximately $1,350,000, of which approximately $500,000 has been incurred to date.  The additional costs do not include the costs represented by the regular salaries and wages of our employees and officers.

Householding of materials

In some instances, only one copy of this Proxy Statement or our 2007 Annual Report is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies.  We will deliver promptly upon oral or written request a separate copy of the Proxy Statement or 2007 Annual Report, as applicable, to any stockholder at your address.  If you wish to receive a separate copy of the Proxy Statement or 2007 Annual Report, you may call us at (636) 530-8000 or send a written request to Insituform Technologies, Inc., 17988 Edison Avenue, Chesterfield, Missouri 63005, Attention: Secretary.  Alternatively, stockholders sharing an address who now receive multiple copies of the Proxy Statement or Annual Report may request delivery of a single copy also by calling us at the number or writing to us at the address listed above.

Stockholder Proposals

Our Amended and Restated By-Laws provide that, in order for a stockholder to nominate a candidate for director or to bring other business before a meeting of stockholders, the stockholder must have given timely notice thereof in writing to our Secretary.  We must receive stockholder proposals intended to be presented at an Annual Meeting at least 120 days prior to the anniversary date on which we first mailed our proxy materials for the preceding year’s Annual Meeting of Stockholders (which for the 2009 Annual Meeting would be December 22, 2008), in order to be considered for inclusion in our Proxy Statement relating to the meeting.  Stockholder proposals that do not appear in the Proxy Statement may be considered at a meeting of stockholders only if written notice of the proposal is delivered to or mailed and received at our principal executive office not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s Annual Meeting of Stockholders (which for the 2009 Annual Meeting of Stockholders would be February 18, 2009 and January 19, 2009, respectively).

However, if the date of the Annual Meeting is advanced or delayed by more than 30 days compared to the date of the preceding year’s Annual Meeting, notice by the stockholder to be timely made must be received not later than the close of business on the later of:

•	the ninetieth day prior to the meeting, or
•	the tenth day following the date on which the date set for the meeting is first announced publicly.

Notwithstanding the foregoing requirements, a proxy may confer discretionary authority to vote on any stockholder proposal, provided that such proposal is received at least 45 days prior to the anniversary date on which we first mailed our proxy materials for the preceding year’s Annual Meeting of Stockholders (which for the 2009 Annual Meeting of Stockholders would be March 7, 2009).

Any written notice of a stockholder proposal must include the information required by our Amended and Restated By-Laws and, in the case of a notice of nomination of directors, all information relating to each person whom the stockholder proposes to nominate for election or reelection as a director, that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, as amended (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected).

If a stockholder fails to notify us within the time limits described above of an intent to present a nomination or proposal for a stockholder vote at our 2009 Annual Meeting of Stockholders, we will declare the nomination or business to be not properly brought before the meeting and, therefore, the nomination will be disregarded or the business will not be transacted.  The foregoing requirements are separate from and in addition to the requirements of the Securities and Exchange Commission that a stockholder must meet to have a proposal included in our Proxy Statement.

Stockholder Communications With Directors

Our Board has an informal process in place for our stockholders to communicate with directors.  Any stockholder wishing to contact our Board or one of our directors can write to:

        Board of Directors
        c/o Insituform Technologies, Inc.
        17988 Edison Avenue
        Chesterfield, Missouri 63005

All correspondence received by us and addressed as indicated above will be reviewed by appropriate Insituform personnel and promptly forwarded to our Chairman of the Board and/or to the appropriate director.  Communications that relate to our accounting, internal accounting controls or auditing matters will also be referred to the Chair of our Board’s Audit Committee.

Although our Board does not have an express policy regarding director attendance at the Annual Meeting of Stockholders, we anticipate that all directors will attend this year’s Annual Meeting.  Seven directors attended the 2007 Annual Meeting of Stockholders.

        David F. Morris
        Secretary

Chesterfield, Missouri
April 21, 2008

Appendix A

INFORMATION CONCERNING PARTICIPANTS IN INSITUFORM TECHNOLOGIES, INC.’S SOLICITATION OF PROXIES

The following tables (“Directors” and “Officers and Employees”) set forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of our directors and executive officers who, under the rules of the Securities and Exchange Commission, are considered to be “Participants” in our solicitation of proxies from our stockholders in connection with our 2008 Annual Meeting of Stockholders.

Directors

The principal occupations of our directors who are considered  “participants” in our solicitation are set forth under the section above titled “Proposal 1: Election of Directors” of this Proxy Statement.  The name and business addresses of the organization of employment of our directors are as follows:

Name	Business Address
J. Joseph Burgess	*
Stephen P. Cortinovis	*
Stephanie A. Cuskley	*
John P. Dubinsky	*
Juanita H. Hinshaw	*
Sheldon Weinig	*
Alfred L. Woods	*

* c/o Insituform Technologies, Inc.
17988 Edison Avenue
Chesterfield, Missouri 63005

Officers and Employees

The principal occupations of our executive officers who are considered “participants” in our solicitation of proxies are set forth below.  The principal occupation refers to such person’s position with our Company, and the business address is Insituform Technologies, Inc., 17988 Edison Avenue, Chesterfield, Missouri 63005.

Name	Principal Occupation
J. Joseph Burgess	President and Chief Executive Officer
Thomas E. Vossman	Senior Vice President and Chief Operating Officer
David F. Morris	Senior Vice President, General Counsel, Chief Administrative Officer and Secretary
David A. Martin	Vice President and Chief Financial Officer
Alexander J. Buehler	Vice President – Marketing and Technology
Daniel E. Cowan	Vice President – Strategic Business Initiatives

Information Regarding Ownership of the Company’s Securities by Participants

The shares of our common stock held as of April 14, 2008 by the persons listed above under “Directors” and “Officers and Employees” (other than Mr. Cowan) are set forth in the section titled “Information Concerning Certain Stockholders” of this Proxy Statement.  Shares beneficially owned by Mr. Cowan are included in the “Directors and executive officers as a group (12 persons)” line item under such section.  Mr. Cowan is the beneficial owner, as of April 14, 2008, of 301 shares of our common stock, options to purchase 3,898 shares of common stock and 13,245 shares of restricted stock.  Mr. Cowan’s total beneficial ownership does not include the award of 6,416 restricted stock units on January 11, 2007, which units shall vest on January 11, 2010, provided his employment continues through such date.
Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth all transactions that may be deemed purchases and sales of shares of our common stock by the individuals who are considered “participants” since March 1, 2006 and prior to April 21, 2008, the date the Proxy Statement was first mailed.  Except as described in this Proxy Statement, shares of our common stock owned of record by each participant are also beneficially owned by such participant.  Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date of Transaction	Number of Shares of Common Stock Acquired, Purchased or Sold
Stephen P. Cortinovis	April 26, 2006	Acquired 3,200 deferred stock units(1)
	April 25, 2007	Acquired 3,600 deferred stock units(1)
	August 20, 2007	Acquired 14,000 shares(2)
Stephanie A. Cuskley	February 28, 2006	Purchased 1,000 shares
	April 26, 2006	Acquired 3,200 deferred stock units(1)
	April 25, 2007	Acquired 3,600 deferred stock units(1)
	December 12, 2007	Purchased 1,000 shares
	December 13, 2007	Purchased 1,000 shares
	December 14, 2007	Purchased 4,559 shares
John P. Dubinsky	April 26, 2006	Acquired 3,200 deferred stock units(1)
	November 2, 2006	Purchased 10,000 shares
	April 25, 2007	Acquired 3,600 deferred stock units(1)
Juanita H. Hinshaw	April 26, 2006	Acquired 3,200 deferred stock units(1)
	April 25, 2007	Acquired 3,600 deferred stock units(1)
Sheldon Weinig	March 6, 2006	Sold 3,000 shares
	March 10, 2006	Acquired 6,000 shares(2)
	April 26, 2006	Acquired 3,200 deferred stock units(1)
	April 25, 2007	Acquired 3,600 deferred stock units(1)

Name	Date of Transaction	Number of Shares of Common Stock Acquired, Purchased or Sold
Alfred L. Woods	April 26, 2006	Acquired 5,700 deferred stock units(1)
	April 25, 2007	Acquired 6,400 deferred stock units(1)
	June 25, 2007	Acquired 14,000 shares(2)
	June 25, 2007	Sold 14,000 shares
	August 23, 2007	Acquired 33,291 deferred stock units(3)
	November 26, 2007	Purchased 2,000 shares
	March 3, 2008	Acquired 8,745 deferred stock units(4)
J. Joseph Burgess	April 14, 2008	Acquired option to purchase 118,397 shares(5)
	April 14, 2008	Acquired 52,784 shares of restricted stock(5)
	April 14, 2008	Acquired 103,092 shares of restricted stock(5)
Thomas E. Vossman	January 11, 2007	Acquired option to purchase 61,930 shares(6)
	January 11, 2007	Acquired 9,510 restricted stock units(7)
	January 29, 2008	Acquired option to purchase 81,585 shares(7)
	January 29, 2008	Acquired 32,450 shares of restricted stock (7)
David F. Morris	January 11, 2007	Acquired option to purchase 35,362 shares(6)
	January 11, 2007	Acquired 5,430 restricted stock units(7)
	August 23, 2007	Acquired option to purchase 14,451 shares(8)
	August 23, 2007	Acquired 2,661 restricted stock units(8)
	December 12, 2007	Purchased 5,000 shares
	December 14, 2007	Purchased 5,000 shares
	January 29, 2008	Acquired option to purchase 64,103 shares(7)
	January 29, 2008	Acquired 25,497 shares of restricted stock (7)
David A. Martin	January 11, 2007	Acquired option to purchase 4,000 shares(6)
	January 11, 2007	Acquired 1,500 restricted stock units(7)
	August 23, 2007	Acquired option to purchase 53,106 shares(9)
	August 23, 2007	Acquired 8,340 restricted stock units(9)
	November 6, 2007	Acquired 1,400 shares(2)
	January 29, 2008	Acquired option to purchase 58,275 shares(7)
	January 29, 2008	Acquired 23,179 shares of restricted stock (7)
Alexander J. Buehler	January 11, 2007	Acquired option to purchase 8,372 shares(6)
	January 11, 2007	Acquired 3,622 restricted stock units(7)
	January 29, 2008	Acquired option to purchase 29,138 shares(7)
	January 29, 2008	Acquired 16,556 shares of restricted stock (7)
Daniel E. Cowan	January 11, 2007	Acquired option to purchase 3,235 shares(6)
	January 11, 2007	Acquired 6,416 restricted stock units(7)
	January 29, 2008	Acquired option to purchase 23,310 shares(7)
	January 29, 2008	Acquired 13,245 shares of restricted stock (7)

(1)	Awarded in connection with annual director compensation.

(2)	Acquired upon exercise of stock option.

(3)
Awarded in connection with service as Interim Chief Executive Officer, following the resignation of the Company’s former President and Chief Executive Officer, for the period from August 13, 2007 through February 12, 2008.

(4)
Awarded in connection with service as Interim Chief Executive Officer for the period from February 13, 2008 through April 14, 2008.  A portion of the original award of 26,236 deferred stock units was forfeited since Mr. Woods’ service as Interim Chief Executive Officer was completed on April 14, 2008, prior to the end of the period of service contemplated in connection with the original award.

(5)	Awarded in connection with appointment as President and Chief Executive Officer.
(6)	Annual award of incentive compensation; option cancelled (including any vested and unexercised portion of option) as of December 31, 2007.

(7)	Annual award of incentive compensation.

(8)	Awarded in connection with appointment as Chief Administrative Officer following the resignation of the Company’s former President and Chief Executive Officer.

(9)	Awarded in connection with appointment as Chief Financial Officer following the resignation of the Company’s former President and Chief Executive Officer.

Miscellaneous Information Regarding Participants

Except as described in this Appendix A or the Proxy Statement, to our knowledge, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of our Company or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities.  Except as disclosed in this Appendix A or the Proxy Statement, to the best knowledge of the participants, none of their associates beneficially owns, directly or indirectly, any of our securities.  Other than as disclosed in this Appendix A or the Proxy Statement, to our knowledge, neither we nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the Annual Meeting or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, put or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.  Other than as set forth in this Appendix A or Proxy Statement, to our knowledge, none of us, the participants or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as set forth in this Appendix A or the Proxy Statement, to our knowledge, none of us, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE!

◆TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED◆

W H I T E P R O X Y
INSITUFORM TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned having received the notice of the 2008 Annual Meeting of Stockholders of Insituform Technologies, Inc. (the “Company”) and the proxy statement, appoints David F. Morris and David A. Martin, and each of them acting individually, the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of the Company’s Class A common stock, $.01 par value, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment or adjournments thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

If no direction is made, the proxy will be voted: (a) “FOR” all of the Company’s director nominees in Proposal 1 and (b) “FOR” Proposal 2.  The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies so present and voting, their substitutes or any of them, may lawfully do by virtue hereof.

YOUR VOTE IS VERY IMPORTANT – PLEASE VOTE TODAY.

 (Continued and to be signed on the reverse side)

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Insituform Technologies, Inc.
Class A Common Stock for the upcoming Annual Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT
AND VOTE TODAY IN ONE OF THREE WAYS:

1.
Vote by Telephone—Call toll-free in the U.S. or Canada at 1-866-289-1753, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1342. Please follow the simple instructions.  You will be required to provide the unique control number printed below.

OR

2.
Vote on the Internet—Access https://www.proxyvotenow.com/insu and follow the simple instructions. Please note, you must type an “s” after “http.”  You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or on the Internet 24 hours a day 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.
Vote by Mail—If you do not wish to vote by telephone or on the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Insituform Technologies, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

◆TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED◆

The Board of Directors recommends a vote FOR ALL the nominees listed and FOR Proposal 2.

1. Election of directors: 01 – J. Joseph Burgess 02 – Stephen P. Cortinovis 03 –Stephanie A. Cuskley 04 –John P. Dubinsky 05 –Juanita H. Hinshaw 06 –Sheldon Weinig 07 –Alfred L. Woods	FOR ALL ☐	WITHHOLD FROM ALL ☐	FOR ALL, WITH EXCEPTION ☐	2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2008	FOR ☐	AGAINST ☐	ABSTAIN ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “FOR ALL, WITH EXCEPTIONS” box and write the number of the excepted nominee(s) in the space provided below:
This proxy also may be voted, in the discretion of the proxies, on any matter that may properly come before the meeting or any adjournment or adjournments thereof.  Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

Dated:    ______________________________

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Signature
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Signature (if jointly held)
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Title

Note:     Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by an authorized officer.  If signer is a partnership, please sign in partnership name by an authorized person.